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Xylem Inc.

2019 Proxy Statement

Notice of Annual Meeting
of Shareholders
May 15, 2019

xylem
Let's Solve Water

1 International Drive
Rye Brook, NY 10573

Dear Xylem Shareholders,

Water challenges continue to intensify around the world, from water scarcity pressures to rising costs for consumers to the impact of increasingly severe weather events. However, at the same time, technology is offering powerful, new opportunities to improve water management and help make water more accessible and affordable, and communities more resilient.

At Xylem, we are working to harness technology and data to help create a more water-efficient and water-secure world. As a purpose-driven company, we are focused on creating both economic and social value, and every day we carry forward our mission - to solve water - through our commercial businesses and social impact efforts around the globe.

Driving Sustainable Growth

Our key strategic priorities inform and guide our continued growth efforts. They include: enhancing commercial excellence through industry leadership across our businesses, growing faster in Emerging Markets, strengthening innovation and technology, building a continuous improvement culture, and cultivating leadership and talent development through continued investments in talent development programs, talent acquisition and retention along with a focus on diversity and inclusion. Over the past year, we made solid progress against these priorities, including delivering our strongest organic revenue growth to date as a public company, and we are squarely focused on achieving our 2019 targets and long-term strategic goals.

We continue to look for ways to advance sustainability across our businesses and through our social value creation efforts. Our industry-leading solutions deliver water and energy efficiencies around the globe. We reduced our own environmental footprint, including CO2 emissions by 29% since 2014 and improved our safety performance by 51% over that same time period. We embrace diversity and adhere to responsible business and environmental practices. And we create further social impact through our corporate citizenship program Watermark, which provides clean water systems, education and humanitarian disaster relief to communities in need. Over the past three years, Xylem employees have exceeded our volunteerism goals in support of Watermark activities. We are included in a number of sustainability indices, including the MSCI Global Sustainability Index Series, and we benchmark our practices against our peers with services, such as Sustainalytics and CDP. In 2018, we were also recognized as part of the Fortune “Change the World” and JUST Capital “Just 100” lists.

Transforming Water through Technology

Digital technology offers the opportunity to deliver unprecedented insight to water operators, helping them reduce waste and manage water more sustainably. Last year, Xylem significantly expanded our data and analytics platform through several strategic acquisitions, which have positioned the company as a leading force in the digital transformation of water. Additionally, we continue to invest organically to advance our strategy of connecting equipment hardware across a common scalable platform with cloud-based analytics and efficient network-wide communications.

During the first quarter of 2018, we launched our Advanced Infrastructure Analytics (“AIA”) platform, which includes our 2018 acquisitions of Pure Technologies and Valor Water Analytics as well as our previously acquired businesses, Hypack, Visenti and Emnet. All of these companies are pioneers in leveraging smart water solutions to address urgent water challenges, such as sewer overflows from storm events and water lost due to failing infrastructure or faulty metering.

We have a robust portfolio of digital technologies and expertise that enables us to analyze and draw insights from data in new and compelling ways. This allows us to better address our customers’ infrastructure challenges, helping them reduce their capital burden and operating costs, and create better value for their stakeholders. We are also making significant strides in leveraging these capabilities across the larger Xylem portfolio to offer integrated solutions with more power and reach.

2018 Business Results

We continued to build strong momentum throughout 2018, driving healthy advances in each of our businesses, with a number of important accomplishments, including several successful new product launches and strategic project wins. Some of our highlights from 2018 include:

•
Eight percent organic[1] revenue growth and 9% organic[1] orders growth. Revenue growth across all of our end markets this past year was led by double-digit growth in the Utility and Commercial end markets. Geographically, we saw growth in all major regions with Emerging Markets and the U.S. leading the way at 11% and 9% growth, respectively. Our organic[1] growth in both China and India was at least 20% and we expect growth in 2019 to be double-digits in both of these key markets.

•	60-basis point expansion of our adjusted operating margin,[2] excluding purchase accounting, driven by continuous improvement savings, volume leverage and price realization.

•	In 2018, we delivered reported earnings of $3.03 per share, and adjusted earnings per share[3] of $2.88, an increase of 20% year-over-year.

•
We continue to deploy capital in a disciplined manner as we execute on our strategy to bring digitization to the water sector. This includes more than $430 million during the year for the acquisitions which now make up our AIA platform. In addition, we remain committed to growing our dividend and increased our dividend by 17% in 2018.

We are very encouraged by the health of our end markets and excited by the integration of our recent acquisitions to the portfolio, which allows us to provide new, disruptive solutions, and we are confident in delivering our 2019 commitments and long-term financial objectives.

Creating a Lasting Impact

Xylem Watermark, our corporate citizenship program, is a great example of how we are creating social value and tapping into the passion of our colleagues and external stakeholders to solve water. In volunteering for Watermark, Xylem employees provide drinking water systems, WASH education and youth development for water-challenged communities, as well as education about water issues and local waterway cleanups around the world.

One notable example of our social impact is our humanitarian disaster relief efforts. In 2018, Xylem deployed experts to provide technology, equipment and expertise to help communities facing

----
1 Organic revenue excludes the impact of foreign currency translation and contributions from acquisitions and divestitures.
2 Excludes the impact of purchase accounting for acquisitions.
3 Excludes the impact of restructuring, realignment, and other special charges.

water-related crises, including assistance with the cave rescue of the Wild Boars boys’ soccer team in Chiang Rai, Thailand, and catastrophic flooding incidents in Kerala, India, Laos and the Philippines, among other locations.

Our work to create economic and social value by solving water reflects our deep sense of shared purpose and our conviction to be a company that makes a sustainable difference. With the commitment of our approximately 17,000 colleagues around the globe, we continue to make strides to this end and remain steadfastly focused on our mission. The world has the opportunity of a lifetime to solve water, and Xylem is working every day to lead the charge and to create value for all of our stakeholders.

Markos I. Tambakeras Chair

Patrick K. Decker President & CEO

1 International Drive
Rye Brook, NY 10573

Notice of 2019 Annual Meeting of Shareholders
April 2, 2019

Date and Time:	Wednesday, May 15, 2019, at 11:00 a.m. ET
Place:	Xylem World Headquarters 1 International Drive, Rye Brook, New York 10573
Agenda:

1.
Election of eleven director nominees named in the Proxy Statement.
2.
Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.
3.
Advisory vote to approve the compensation of our named executive officers.
4.
Shareholder proposal to lower the threshold for shareholders to call special meetings from 25% to 10% of Company stock, if properly presented at the meeting.
5.
Transact such other business as may properly come before the meeting.

Record Date:	March 18, 2019
Mailing or Availability Date:	Beginning on or about April 2, 2019, this Notice of Annual Meeting and the 2019 Proxy Statement are being mailed and made available to shareholders of record as of March 18, 2019.
Voting by Proxy:
Your vote is important. You can vote your shares by Internet, by telephone or by completing and returning your proxy card or voting instruction form. Please see “Proxy Statement – Information About Voting” for details.

By Order of the Board of Directors,

Claudia S. Toussaint
SVP, General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting:
Our 2019 Proxy Statement and Annual Report for the year ended December 31, 2018 will be available online at www.proxyvote.com and are currently on our website at www.xyleminc.com under “Investors.”

Proxy Statement Summary
This Proxy Statement was prepared in connection with the solicitation of proxies by the Board of Directors of Xylem Inc. (“Xylem” or the “Company”) for the 2019 Annual Meeting of Shareholders (the “Annual Meeting”). Below are highlights of certain information in this Proxy Statement. We encourage you to read the entire Proxy Statement and 2018 Annual Report before you vote.
2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Record Date	Location
May 15, 2019 at 11:00 a.m. ET	March 18, 2019	Xylem Inc. World Headquarters 1 International Drive Rye Brook, New York 10573
Agenda Items:

Proposal		Board Recommendation	Page Reference
1	Election of Directors	FOR	4
2	Ratification of the appointment of Deloitte & Touche LLP for 2019	FOR	11
3	Advisory vote to approve named executive officer compensation	FOR	12
4	Shareholder Proposal: Special Shareholder Meeting Improvement	AGAINST	13
CORPORATE GOVERNANCE HIGHLIGHTS

● All Directors are independent except our CEO (91%)
● Independent Chair
● Shareholder proxy access right
● Regular engagement with shareholders
● Senior executive & Director stock ownership guidelines
● Executive officers are subject to clawback policy
● Overall Board and committee meeting attendance of 96% in 2018
● Declassified board, with all directors elected annually as of the 2018 annual meeting

● Shareholders have the right to call special meetings
● No poison pill
● Board & committees conduct annual self-assessments with periodic evaluations by an independent third party
● Majority voting with a Director resignation policy for Directors in uncontested elections
● Company policy prohibits executive officers and Directors from pledging, hedging and shorting Xylem stock
● The independent Directors hold regularly scheduled executive sessions of the Board and each committee without Company management present

SHAREHOLDER ENGAGEMENT
We value the views of our shareholders and we believe that fostering positive relationships with our shareholders is critical to our long-term success. To help management and the Board understand and consider the issues that matter most to our shareholders, we regularly engage with our shareholders on a range of topics related to the Company's performance and strategy for long-term growth, governance profile, compensation philosophy, and efforts regarding sustainability and social value creation.

See page 16 for more information on our shareholder engagement program.

Xylem 2019 Proxy Statement	1

COMMITMENT TO SUSTAINABILITY
At Xylem, sustainability is at the center of who we are and what we do. As a leading global water technology company, we address one of the world’s most urgent sustainability challenges - responsible stewardship of our shared water resources. Technology is playing an increasingly important role in helping the world solve water issues. We have a long history of innovation, and are focusing on the powerful capabilities of smart technology, integrated management and data analytics. These solutions allow our customers to transport, treat, test and use water more sustainably than in the past. This also enables our customers to realize greater water and energy efficiencies, to have access to more affordable solutions and to build communities that are more resilient against the adverse impacts of climate change.

Our Board of Directors, primarily through its Nominating & Governance Committee, provides oversight of our overall approach to sustainability and corporate citizenship. In addition, our Leadership Development and Compensation Committee oversees our approach to diversity and inclusion as well as talent development. The Committees as well as the full Board discuss sustainability-related risks and opportunities with management on a regular basis.

Xylem Watermark is our corporate citizenship and social investment program and it plays an integral part of our sustainability approach. The program’s twofold mission is to provide and protect safe water resources for communities in need around the world and educate people about water issues. Through Xylem Watermark, we engage with local communities via employee and stakeholder volunteerism and work with nonprofit organizations to address a range of water and sanitation challenges by providing financial support, water technology and sanitation and hygiene education.

In 2018, Xylem was rated by and named to several indices used to track performance of companies in measuring and reporting on their sustainability performance: Sustainalytics’ ESG Report, the MSCI Global Sustainability Index Series, the FTSE4Good Index Series, the CDP (formerly the Carbon Disclosure Project), Euronext Vigeo Index: US 50, ISS-oekom and the NASDAQ OM CRD Global Sustainability Index.

In addition, we are signatories to the U.N. Global Compact, the U.N. CEO Water Mandate, the Global Business Coalition Human Rights Campaign and the American Business Act on Climate Pledge.

COMPENSATION HIGHLIGHTS
(see page 28 for our Compensation Discussion and Analysis)

• A significant portion of our executive pay is performance-based and not guaranteed: approximately 87% for our CEO and approximately 74% for our other named executive officers ("NEOs")
• Compensation for our NEOs is aligned with shareholder interests through a balanced and competitive equity program (mix of restricted stock units, performance share units and stock options)
• We conduct regular compensation benchmarking and an annual compensation risk assessment
• We have a cap on our incentive compensation payouts

• We have only double-trigger change-in-control vesting for our long-term incentive awards
• Our Leadership Development and Compensation Committee is advised by an independent compensation consultant
• In 2018, as in prior years, we received strong support in our say-on-pay advisory vote (94%)
• Our policy is to conduct an annual say-on-pay shareholder vote

2018 NEO Total Direct Compensation Mix*:
*Percentage of pay is based on annual target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) and excludes any one-time awards granted upon hire.

2	Xylem 2019 Proxy Statement

PROPOSALS TO BE VOTED ON AT THE 2019 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS
We are a global water technology company committed to developing innovative technology solutions to the world's water challenges. Our Board, through its Nominating and Governance Committee, regularly reviews the skills and experience needed to properly oversee the interests of the Company and its shareholders, taking into account the Company's short and long-term strategies and global operations. The Nominating and Governance Committee then compares those skills to the skills of the current directors and potential director candidates. The Nominating and Governance Committee conducts targeted efforts to identify and recruit individuals that have the skills and qualifications identified through this process, keeping in mind our commitment to diversity. These individuals should be persons of the highest personal and professional ethics, integrity and values, with significant accomplishments and recognized stature, and who bring a diversity of perspectives to the Board and are committed to representing the long-term interests of the shareholders. Our Board believes that the director nominees have the appropriate mix of experience, skills, qualifications and attributes needed to lead the Company at the Board level.

Xylem's Board of Directors - Experience, Skills, Qualifications & Attributes

C-Suite Leadership	Operational Expertise	Diversity of Thought & Background

Corporate Governance	Strategy	Global Business

Technology & Innovation	Relevant Industry Expertise	Sales & Marketing

Financial Expertise	Risk Management	Talent Management

Xylem's Board of Directors - Composition

Name	Age	Director Since	Principle Occupation	Independent	AC	LDCC	NG	FIT
Jeanne Beliveau-Dunn	59	2017	President, Claridad LLC	✓		✓		✓
Curtis Crawford	71	2011	President & CEO, XCEO	✓	✓			✓
Patrick Decker	54	2014	President & CEO, Xylem Inc.	CEO
Robert Friel	63	2012	CEO, PerkinElmer, Inc.	✓	✓		✓
Jorge Gomez*	51	2019	CFO, Cardinal Health, Inc.	✓
Victoria Harker	54	2011	EVP & CFO, TEGNA, Inc.	✓	✓		✓
Sten Jakobsson	70	2011	Former President & CEO, ABB AB	✓	✓		✓
Steven Loranger	67	2011	Former Chairman, President & CEO, ITT Corp	✓		✓		✓
Surya Mohapatra	69	2011	Former CEO & Chairman, Quest Diagnostics Inc.	✓		✓		✓
Jerome Peribere	64	2013	Former President & CEO, Sealed Air	✓		✓		✓
Markos Tambakeras	68	2011	Former Chairman, President & CEO, Kennametal, Inc.	✓			✓
* Committee assignments to be determined

4	Xylem 2019 Proxy Statement

All director nominees will be elected for a one-year term. Until 2016, our Board of Directors was divided into three classes, and thereafter we began declassifying our Board and it was fully declassified following our 2018 Annual Meeting.
The Board has determined that each nominee, other than our CEO, Mr. Decker, is independent from the Company and management. Each nominee brings experience, expertise and diverse perspectives that will contribute to the overall strength of the Board in its oversight role. Each of the nominees currently serves on our Board, and each nominee was elected by our shareholders with the exception of Mr. Gomez, who was appointed by the Board in March 2019. Mr. Gomez was identified by a search firm retained by the Nominating and Governance Committee. Each nominee agreed to be named in this Proxy Statement and to serve as a Director, if elected.  In the event that these nominees should become unavailable for election, the persons named as proxy will have the right to use their discretion to vote for a substitute, or the Board may reduce the number of Directors. For more information regarding director nominations and qualifications, see “Identifying and Evaluating Director Nominees” on page 18.

Below are summaries of the business experience and other qualifications of each of the nominees.

Our Board of Directors recommends that you vote FOR the election of each of the director nominees

Director Nominees

Jeanne Beliveau-Dunn

Jeanne Beliveau-Dunn served as Vice President and General Manager of Services for Cisco Systems Inc., a global technology company that develops, manufactures and sells networking hardware, telecommunications equipment and other products and services, from September 2014 through March 2018.  In this role she led the technical services strategy, innovation and operations group along with the Learning@Cisco business unit. Among her many achievements during her 22-year career at Cisco are the establishment of the Internet Business Solutions Group, creating market leadership for Cisco technology and leading the company’s global channels team. Ms. Beliveau-Dunn is the President of Claridad LLC, an advisory firm focused on helping companies achieve success in digital and IoT.

Ms. Beliveau-Dunn is a Fellow of the National Association of Corporate Directors. She was recognized in 2015 by the National Diversity Council as one of the Top 50 Most Powerful Women in Technology. In 2017, she was recognized by Connected World’s Women of M2M as a Trailblazer in IoT and in 2018 was recognized by Women Inc. as one of the Most Influential Corporate Directors. In addition, Ms. Beliveau-Dunn served as President of the Board of the IoT Talent Consortium, a membership-driven non-profit organization, from 2016 through March 2018.
_____________________
Key Director Skills

Ms. Beliveau-Dunn brings extensive innovation and technology experience to our Board, as well as significant experience in international operations, business transformation and talent management. She is a leading voice on digitization and the workforce of the future, and a pioneer in cloud, software-as-a-service and collaborative knowledge systems.

  _____________________
Public Company Boards

● Edison International (2019-present)
● Southern California Edison Company (2019-present)

____________________ Director since 2017 ____________________ Age 59 ____________________ Independent ____________________ Committees ● Finance, Innovation & Technology ● Leadership Development & Compensation

Xylem 2019 Proxy Statement	5

Curtis J. Crawford, Ph.D.

Curtis J. Crawford, Ph.D. has served as President and Chief Executive Officer of XCEO, Inc., a consulting firm specializing in leadership and governance, since 2003. From 2002 to 2003, he served as President and Chief Executive Officer of Onix Microsystems, a private photonics technology company. Dr. Crawford served as both Chief Executive Officer (1998 to 2001) and Chairman (1999 to 2001) of ZiLOG, Inc., and also has extensive executive experience with AT&T Corporation and IBM Corporation.

Dr. Crawford is the author of three books on leadership and corporate governance and has more than 20 years of public company board experience. In 2011, he was awarded the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors for his contributions to corporate governance and for having made a meaningful impact in the boardroom. Dr. Crawford was also recognized by the Financial Times' Outstanding Directors Exchange as one of 2019's "Most Outstanding Directors."
_____________________
Key Director Skills

Through Dr. Crawford’s senior leadership and public company board experience, he brings to our Board extensive knowledge in innovation and technology, international business operations, risk management, compliance, and leadership and talent development. He also brings deep expertise in the area of corporate governance, including executive compensation.

 _____________________
Public Company Boards

● ON Semiconductor Corporation (1999-present); Chairman (1999-2002)
● The Chemours Company (2015-present)
●  E.I. DuPont de Nemours and Company (1998-2015)
● ITT Corporation (1996-2011)
● Agilysys, Inc. (2005-2008)

____________________ Director since 2011 ____________________ Age 71 ____________________ Independent ____________________ Committees ● Audit ● Finance, Innovation & Technology

Patrick K. Decker

Patrick K. Decker has served as President and Chief Executive Officer of Xylem since March 2014. He joined Xylem from Harsco Corporation, a global industrial services company, where he was President and Chief Executive Officer since 2012. Prior to that, he served in a number of leadership roles for Tyco International’s Flow Control business, ultimately serving as President of Tyco Flow Control, a leader in industrial flow control solutions.
Mr. Decker is a member of the Bipartisan Policy Center’s Executive Council on Infrastructure as well as the Energy and Environment Committee of the Business Roundtable.
Earlier in his career, Mr. Decker held a number of progressively responsible financial leadership positions at Bristol-Myers Squibb Company, including nine years of service in Latin America and Asia. He started his career as an auditor for Price Waterhouse LLP, now PricewaterhouseCoopers, LLP. He currently serves on the advisory council for the Dean of the Kelley School of Business at Indiana University.
_____________________
Key Director Skills

Mr. Decker brings to the Board valuable global leadership experience, expertise in strategy, business operations, finance and risk management and extensive knowledge of emerging markets and relevant industries, including the water industry. He also brings deep experience leading and integrating transformative acquisitions and executing other strategic transactions.
 _____________________
Public Company Boards

● Harsco Corporation (2012-2014)

____________________ Director since 2014 ____________________ Age 54

6	Xylem 2019 Proxy Statement

Robert F. Friel

Robert F. Friel has served as Chief Executive Officer of PerkinElmer, Inc., a multinational corporation focused on human and environmental health, since 2008. Mr. Friel is one of the primary architects of PerkinElmer's transformation into a global technology leader. He joined PerkinElmer in 1999 and has held a variety of positions, including Executive Vice President and Chief Financial Officer, with responsibility for business development and information technology, in addition to his oversight of the finance function. Mr. Friel also served as President of Life and Analytical Sciences, and President and Chief Operating Officer.
_____________________
Key Director Skills

As CEO and Chairman of a large public company and a seasoned director, Mr. Friel brings extensive experience in global technology companies as well as deep strategic, financial, tax and board leadership experience. Mr. Friel also brings to our Board expertise in leadership development, risk management, corporate governance, including executive compensation, as well as experience leading and integrating strategic transactions.
_____________________
Public Company Boards

● PerkinElmer, Inc. (2006-present); Chairman (2009-present)
● NuVasive, Inc. (2016-present)
● CareFusion, Inc. (2009-2015)
● Fairchild Semiconductor, Inc. (2004-2009)
● Millennium Pharmaceuticals, Inc. (2005-2008)

____________________ Director since 2012 ____________________ Age 63 ____________________ Independent ____________________ Committees ● Nominating & Governance (Chair) ● Audit

Jorge M. Gomez

Jorge M. Gomez has served as the Chief Financial Officer of Cardinal Health, a global, integrated healthcare solutions company, since January 2018. Prior to his current role, he served as chief financial officer of Cardinal Health’s Medical segment. Since joining Cardinal Health in 2006, Mr. Gomez has also served as chief financial officer of the Pharmaceutical segment, corporate treasurer and corporate controller.
Previously, Mr. Gomez held positions at General Motors Corporation, including executive and managerial posts in New York, Singapore, Belgium, and Brazil. Mr. Gomez has served on the Cardinal Health Foundation board, the Mount Carmel Health System Board of Trustees, the executive board of Red Oak Sourcing, the Business Advisory Council at Miami University, and the Dublin Food Pantry board.
_____________________
Key Director Skills

Mr. Gomez brings to the Board extensive global business experience and broad financial expertise, including financial and business strategy, tax strategy and planning, and capital deployment. He also brings significant experience in corporate governance, risk management, talent development and M&A analysis, execution and integration.

____________________ Director since 2019 ____________________ Age 51 ____________________ Independent

Xylem 2019 Proxy Statement	7

Victoria D. Harker

Victoria D. Harker is EVP and Chief Financial Officer of TEGNA, Inc. and former CFO of Gannett Co., Inc. TEGNA is the broadcasting and digital businesses company formed when Gannett split into two publicly traded companies in 2015. Prior to joining Gannett in 2012, Ms. Harker served as the CFO and President of Global Business Services of the AES Corporation.
Prior to joining AES in 2006, she held several key leadership roles including Acting Chief Financial Officer and Treasurer of MCI and Chief Financial Officer of MCI Group, a unit of World-Com Inc. Ms. Harker sits on the American University Advisory Council, and served as a trustee on the Board of Visitors of the University of Virginia and continues to serve on several advisory boards.
_____________________
Key Director Skills

Ms. Harker brings to the Board extensive global business experience with a wide-ranging management and financial background and experience in the digital transformation of businesses. Ms. Harker’s experience as both a sitting CFO and director of other public companies provides additional relevant experience, including strategic transactions, cybersecurity, risk management, audit and compliance.
 _____________________
Public Company Boards

● Huntington Ingalls Industries (2012-present)
● Darden Restaurants, Inc. (2009-2014)

____________________ Director since 2011 ____________________ Age 54 ____________________ Independent ____________________ Committees ● Audit (Chair) ● Nominating & Governance

Sten E. Jakobsson

Sten E. Jakobsson is the former President and Chief Executive Officer of ABB AB, the Swedish subsidiary of ABB Ltd., a leading power and industrial automation company.  During his nearly 40-year career at ABB, he held several key leadership positions, including Head of the North Europe Region and Executive Vice President of the Power Transmission and Distribution Segment.  He retired from ABB in 2011. Mr. Jakobsson served as Chairman of Power Wind Partners AB, a private Swedish company, from 2011 to 2018. In 2018, Mr. Jakobsson joined the board of Arla Plast AB, a private Swedish company.
_____________________
Key Director Skills

As a former CEO, Mr. Jakobsson brings to our Board extensive experience in managing global industrial organizations, including expertise in international sales, manufacturing, operations and supply chain management. While Mr. Jakobsson brings global experience to our Board, he possesses a distinctly European perspective. Given his lengthy executive and board experience, he also provides insight in the areas of governance, compliance, sustainability and strategy.
 _____________________
Public Company Boards

● SAAB AB (2008-present)
● Stena Metall AB (2006-2017)
● FLSmidth & Co. A/S (2011-2017)

___________________ Director since 2011 ___________________ Age 70 ___________________ Independent ___________________ Committees ● Audit ● Nominating & Governance

8	Xylem 2019 Proxy Statement

Steven R. Loranger

Steven R. Loranger served as Chairman, President and CEO of ITT Corporation, a global manufacturing company, from 2004 until his retirement in October 2011. He served as interim Chief Executive Officer and President of Xylem Inc. from September 2013 until March 2014. Mr. Loranger served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004.

Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc. from 1981 to 2002, including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses. Mr. Loranger is a Senior Advisor to the CEO of FlightSafety International and he serves on the Boards of the National Air and Space Museum and the Congressional Medal of Honor Foundation.
_____________________
Key Director Skills

As former CEO and Chairman of our former parent, Mr. Loranger brings an in-depth understanding of the Company’s historical operations, as well as valuable institutional knowledge to our Board. He has extensive strategic, operational and manufacturing experience with global industrial and technology companies, including experience leading and integrating transformative acquisitions and executing other strategic transactions.
 _____________________
Public Company Boards

● Edwards Lifesciences Corporation (2016-present)
● FedEx Corporation (2006-2014)
● Exelis Inc. (2011-2013)
● ITT Corporation (Chairman) (2004-2011)

___________________
Director since 2011
___________________
Age 67
___________________
Independent
___________________
Committees
● Finance, Innovation & Technology (Chair)
● Leadership Development & Compensation

Surya N. Mohapatra, Ph.D.

Surya N. Mohapatra Ph.D. served as Chief Executive Officer and Chairman of Quest Diagnostics Incorporated, a leading provider of diagnostic information services, from 2004 until his retirement in 2012. Dr. Mohapatra joined Quest Diagnostics as Senior Vice President and Chief Operating Officer in 1999. Prior to joining Quest Diagnostics, Dr. Mohapatra was Senior Vice President and a member of the executive committee of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure.
Dr. Mohapatra serves as a Director on the Board of Leidos, a science and technology company, is a Director on the board of Malaria No More and is a trustee of The Rockefeller University. He is also an Executive-in-Residence at Columbia Business School.
_____________________
Key Director Skills

As a former CEO and Chairman of a large public company and seasoned director, Dr. Mohapatra brings to the Board extensive international business and technology experience, wide-ranging operational and strategic knowledge, board leadership experience and corporate governance expertise. He remains active in his native India and possesses a deep knowledge of the markets there. Dr. Mohapatra has a strong technical background with an emphasis on Six-Sigma quality and customer-focused business practices.
 _____________________
Public Company Boards

● Leidos Holdings (2016-present)
● Quest Diagnostics (2002-2012); Chairman (2004-2012)
● ITT Corporation (2008-2011)

___________________ Director since 2011 ___________________ Age 69 ___________________ Independent ___________________ Committees ● Finance, Innovation & Technology ● Leadership Development & Compensation

Xylem 2019 Proxy Statement	9

Jerome A. Peribere

Jerome A. Peribere served as President and Chief Executive Officer of Sealed Air, a global manufacturer of protective and specialty packaging for food and consumer goods, from 2013 until his retirement in 2017. He previously served as the President and Chief Operating Officer of Sealed Air. From 1977 through 2012, Mr. Peribere held various leadership roles at The Dow Chemical Company, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials from 2009 through August 2012.
_____________________
Key Director Skills

As a former CEO and Chairman of a large public company and a seasoned director, Mr. Peribere brings extensive knowledge in leadership, strategy, sustainability, risk management and executive compensation. Given his deep experience with global industrial companies, he also brings to our Board expertise in the areas of manufacturing and operations, growth, integration, technology and product development.
 _____________________
Public Company Boards

● Ashland Global Holdings Inc. (2018-present)
● Sealed Air (2012-2017)
● BMO Financial Corporation (2007-2014)

___________________
Director since 2013
___________________
Age 64
___________________
Independent
___________________
Committees
● Finance, Innovation & Technology
● Leadership Development & Compensation (Chair)

Markos I. Tambakeras

Markos I. Tambakeras has served on our Board of Directors as Chairman since 2011. Mr. Tambakeras was Chairman, President and Chief Executive Officer of Kennametal, Inc. from 1999 until his retirement in 2005 and President, Industrial Controls Business, for Honeywell Incorporated from 1995 to 1999. He currently is Chair of the Board of Make-A-Wish Foundation International.
Mr. Tambakeras served on the Board of Trustees of Loyola Marymount University as well as Arizona State University, and previously served for five years on the President’s Council on Manufacturing. He was previously the Chairman of the Board of Trustees of the Manufacturers Alliance/MAPI, the manufacturing industry’s leading executive development and business research organization.
_____________________
Key Director Skills

As a result of his Board leadership and CEO experience, Mr. Tambakeras brings critical high-level perspective and corporate governance expertise to the Board. Having worked in increasingly responsible positions for several manufacturing companies, including leadership positions in South Africa and the Asia-Pacific region, Mr. Tambakeras brings to the Board strong strategic and global industrial experience and an extensive background in international operations, emerging markets and strategic acquisitions.
 _____________________
Public Company Boards

● ITT Corporation (2001-2013)
● Parker Hannifin Corporation (2005-2011)
● Newport Corporation (2008-2009)
● Kennametal, Inc. (1999-2006); Chairman (2002-2006)

___________________ Director since 2011 ___________________ Age 68 ___________________ Independent Chair ___________________ Committees ● Nominating & Governance

10	Xylem 2019 Proxy Statement

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Deloitte has served as the Company’s independent auditor since 2011.
The Audit Committee periodically considers the rotation of the Company’s independent auditors, and in 2016 the Audit Committee conducted a comprehensive request for proposals from Deloitte and other large nationally recognized accounting firms with respect to the audit engagement. In conjunction with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee was directly involved in the selection of a new lead engagement partner who began in 2016. The Audit Committee determined that the continued retention of Deloitte for 2019 is in the best interests of the Company and its shareholders.
The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit. Performance factors reviewed include Deloitte’s:

●	independence	●	peer review program
●	experience	●	report on quality
●	technical capabilities	●	appropriateness of fees charged
●	client service assessment	●	industry insight
●	responsiveness	●	PCAOB inspection results
The appointment of Deloitte for 2019 is being submitted for shareholder ratification with a view toward soliciting the opinion of shareholders whose opinion will be taken into consideration in future deliberations. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment and also consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2020.
Representatives of Deloitte attended the regularly scheduled meetings of the Audit Committee in 2018. Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if desired, and are expected to be available to respond to appropriate questions.
Fees of Audit and Other Services
The aggregate fees for professional services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte and related affiliates”) for the years ended December 31, 2018 and 2017 were approximately as follows:

	2018	2017
	(In thousands)
Audit Fees (1)	$6,492	$6,527
Audit-Related Fees (2)	73	85
Tax Compliance Services	1,556	1,075
Tax Planning Services	52	38
Total Tax Services (3)	1,608	1,113
All Other Fees (4)	3	3
Total	$8,176	$7,728
___________

(1)	Fees for audit services billed consisted of:

•	Audit of the Company’s annual financial statements and internal controls over financial reporting;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters; and

•	Financial accounting and reporting consultations.

(2)	Fees for audit-related services consisted of:

•	Audits and other attest work related to subsidiaries (other than statutory audits) and employee benefit plans; and

•	Other miscellaneous attest services.
(3) Fees for Tax Services consisted of Tax Compliance and Tax Planning Services. Details of these services include:

•
Tax Compliance Services are services rendered based upon facts already in existence or transactions that have already occurred, to document, compute, and review amounts to be included in tax filings. The increase in fees for Tax Compliance Services between 2017 and 2018 is attributable to additional services around global transfer pricing and an increase in non-recurring services for 2018.

•
Tax Planning Services are services and advice rendered with respect to the tax impact of regulatory changes and proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services include tax advice related to intra-group structuring.

(3)	Fees related to the Company’s subscription to research tools.

Xylem 2019 Proxy Statement	11

Pre-Approval of Audit and Non-Audit Services
Our Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditor. The Audit Committee has adopted a policy for the pre-approval of certain services provided by the independent auditor. Under the policy, pre-approval is generally provided for specific categories of audit, audit-related, tax and other services incremental to the normal auditing function. These categories include, among others, the following: employee benefit plan audits; acquisition and disposition services, including due diligence; audits of subsidiaries and other attest services unrelated to the consolidated audit; tax compliance and certain tax planning advice work; accounting consultations and support related to generally accepted accounting principles in the United States; and reviews and consultations on internal control matters.
Audit, audit-related and non-audit services which have not been pre-approved under the policy must be specifically pre-approved by the Audit Committee. In addition, if fees for any audit or non-audit services pre-approved under the policy exceed a pre-determined threshold during any calendar year, any additional proposed audit or non-audit services to be performed by the independent auditor must be specifically pre-approved by the Audit Committee. The Chair of the Audit Committee is authorized to pre-approve audit and non-audit services up to $100,000 on behalf of the Audit Committee between meetings, provided such decisions are presented to the full Audit Committee at its next regularly scheduled meeting. All audit, audit-related and non-audit services described above were pre-approved by the Audit Committee. The Audit Committee considers non-audit fees and services when assessing auditor independence.

Our Board of Directors recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2019

PROPOSAL 3 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
Our Board is committed to excellence in governance and recognizes the interest our shareholders have in our executive compensation program. As part of that commitment, and as required pursuant to Section 14A of the Securities Exchange Act, our shareholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement. This proposal provides shareholders the opportunity to express their views on our 2018 executive compensation program and policies. In considering your vote you should review the information on our compensation policies and decisions regarding the NEOs presented in “Executive Compensation — Compensation Discussion and Analysis.”
At our 2018 Annual Meeting of Shareholders, our shareholders overwhelmingly approved our named executive officer compensation, with approximately 94% of votes cast in favor of the proposal. We value this endorsement by our shareholders and believe that the outcome signals our shareholders’ support of our executive compensation program. As a result, we continued our general approach to our executive compensation through fiscal year 2018.
The Company’s Leadership Development and Compensation Committee (the “LDCC”) considers the following when making executive compensation decisions:

•
alignment of executive and shareholder interests by providing incentives linked to key financial and non-financial performance metrics, which the LDCC believes will help drive long-term shareholder value;

•	the ability for executives to achieve long-term shareholder value creation without undue business risk;

•	the creation of a clear link between an executive’s compensation and his or her individual contribution and performance (pay-for-performance);

•	the extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders; and

•	comparability to the practices of peers in the industries in which we operate and other similar companies generally.
The Board recommends you vote FOR the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.
While the results of the vote are advisory in nature, the Board and the LDCC value feedback from shareholders and will carefully consider the outcome of the vote as part of the ongoing evaluation of the Company’s executive compensation philosophy and design. For a description of our annual outreach efforts regarding compensation and governance, see “Governance – Shareholder Engagement Program” on page 16.

Our Board of Directors recommends that you vote FOR the Advisory Vote to Approve Named Executive Officer Compensation

12	Xylem 2019 Proxy Statement

The following proposal was submitted by one of our individual shareholders and will be voted on at the Annual Meeting if it is properly presented. Such shareholder's name, address, and number of shares of Xylem common stock may be obtained by a shareholder on written request to our Corporate Secretary.

PROPOSAL 4 — SPECIAL SHAREHOLDER MEETING IMPROVEMENT
Proposal 4 - Special Shareholder Meeting Improvement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the standard closest to 10% permitted by state law). This proposal does not impact our board's current power to call a special meeting.

Scores of Fortune 500 companies allow 10% of shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings.

This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. A shareholder right to call a special meeting and to act by written consent and are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. There is reason to believe that this proposal topic received majority support in 2018 from the Xylem shareholders who had access to independent proxy voting advice.

More than 100 Fortune 500 companies provide for shareholders to call a special meeting and to act by written consent. We have no right to act by written consent - hence the greater need to expand the right to call a special meeting at Xylem Inc.

Unfortunately our top management decided relatively recently to incorporate in the shareholder- unfriendly state of Indiana. Indiana does not allow shareholders to act by written consent unless every single one of our 180 million shares agree - which is a sad joke of a right under Indiana law. Thus we need the most shareholder friendly version of a shareholder right to call a special meeting to help make up for this downsizing of shareholder rights.

Also our top management adopted proxy access, which is good. However the version of proxy access adopted is potentially for only the largest shareholders who are the most unlikely shareholders to make use of it. Unfortunately top management said Xylem shareholders should not even have the opportunity to vote on a 2017 proposal for a more functional version of proxy access. Adoption of this special meeting proposal will help make up for our complete lack of a right to act by written consent and our limited version of shareholder proxy access.

Any claim that a shareholder right to call a special meeting can be costly - may be largely moot. When shareholders have a good reason to call a special meeting - our board should be able to take positive responding action to make a special meeting unnecessary.

Please vote yes:

Special Shareholder Meeting Improvement - Proposal 4

Board of Directors’ Statement of Opposition

The Board recommends a vote AGAINST Proposal 4. The Board takes a holistic approach to corporate governance and believes that this proposal is unnecessary in light of the existing right of our shareholders to call a special meeting, the Board’s record of making corporate governance changes that promote the accountability of the Board to shareholders, and Xylem’s other strong governance practices, commitment to sustainability, and robust shareholder engagement program, as detailed below:
We adopted a right to call special meetings that reflects a balanced approach to enhancing shareholder rights and protecting the interests of all shareholders. Currently, holders of 25% or more of our common stock have the right to call a special meeting, pursuant to a Company proposal adopted by shareholders representing more than 80% of our outstanding shares at our 2014 annual meeting.

Xylem 2019 Proxy Statement	13

Prior to the adoption of this right in 2014, the Company reached out to its 25 largest shareholders, engaging in discussions on this topic with 17 shareholders. Since then, we have continued to regularly engage with our largest shareholders to discuss our governance profile and special meeting rights, including conversations with approximately 30% of our outstanding shares in 2017. In 2018, we reached out to our 30 largest shareholders on this topic, engaging with 16 shareholders representing more than 45% of our outstanding shares. These shareholders generally continue to support a 25% ownership threshold; a number of them again expressed concern that a threshold of 10% was too low.
Taking into consideration the 2018 shareholder vote on this proposal and the results of our 2018 shareholder outreach, our Board continues to believe that the Company’s 25% threshold to call a special meeting provides shareholders with assurance that a reasonable number of shareholders consider a matter important enough to warrant a special meeting. For the past few years, 25% has been the most common threshold for special meeting rights at S&P 500 companies and is endorsed in the voting policies of a number of leading institutional investors that own our shares. We believe this threshold remains right for Xylem and our shareholders, particularly given our concentrated shareholder base. Preparing for, and holding, a special meeting is time-consuming and expensive. The 25% threshold helps avoid waste of Company and shareholder resources on addressing narrow or special interests.
Our shareholders can be assured that their right to be apprised of, and vote on significant matters is protected not only by their existing right to call special meetings, but also by state law and other regulations. Since it was spun off from its former parent in 2011, Xylem has been incorporated in Indiana, which requires that major corporate actions, such as a merger or a sale of all or substantially all of Xylem’s assets, be approved by its shareholders. Xylem is also listed on the NYSE, which requires, among other things, that listed companies obtain shareholder approval for issuances of equity representing more than 20% of an issuer’s voting power as well as equity compensation plans and significant issuances of equity to related parties.
Our Board has a history of making corporate governance changes that promote accountability of management and our Board to our shareholders:

•
Declassified Board: In 2013, our Board proposed (and our shareholders approved) an amendment to the Company’s Articles of Incorporation to declassify the Board; declassification is now complete and all directors are up for election annually.

•
Right to Call Special Meetings: As noted above, in 2014, our Board proposed (and our shareholders approved) an amendment to the Company’s Articles of Incorporation to allow shareholders owning 25% or more of our shares to request that the Board call a special meeting.

•	Proxy Access: In 2016, our Board amended the By-laws to adopt a proxy access right.

•	Right of Shareholders to Amend By-laws: In 2017, our Board proposed (and our shareholders approved) an amendment to the Company’s Articles of Incorporation to allow shareholders to amend our By-laws.
In addition, the Company maintains strong and effective practices that reflect our ongoing commitment to corporate governance:

•	Majority voting: Shareholders elect our directors by majority voting in uncontested elections.

•	No poison pill: We do not have a “poison pill.”

•	Independent Board leadership: Our Board Chair is independent under the NYSE’s listing standards.

•	Independent directors: Other than Mr. Decker, our President and CEO, all of our Directors are independent under the NYSE’s listing standards.

•	Annual assessments: Our Board and committees conduct robust annual assessments, including individual and peer assessments facilitated by a third party at regular intervals.

•	Prohibition on hedging, pledging and shorting: We have a policy against hedging, pledging and shorting by Company insiders, including Directors and officers, involving the Company’s common stock.

•	Share ownership guidelines: We have meaningful share ownership guidelines for all Directors and officers.

•	Pay-for-Performance: Our executive compensation program emphasizes pay-for-performance.

•	Clawback policy: Our executive officers are subject to a clawback policy.

Xylem 2019 Proxy Statement	14

•
ESG: Our Corporate Governance Principles and Committee charters establish clear accountability for the oversight of ESG matters, such as safety, innovation, environmental sustainability, and ethics and compliance. In 2017, Xylem became a signatory to the CEO Water Mandate, a UN Global Compact initiative that mobilizes business leaders on water, sanitation, and the Sustainable Development Goals. We were also rated by and named to several indices used to track performance of companies in measuring and reporting on their sustainability performance and social value creation: the MSCI Global Sustainability Index Series, the FTSE4Good Index Series, the CDP (formerly the Carbon Disclosure Project), the Euronext Vigeo US 50 Index, the NASDAQ OM CRD Global Sustainability Index, Barron’s 100 Most Sustainable Companies, Fortune's Change the World list and Forbes and Just Capital’s The Just 100.. These are major acknowledgments reflecting the work we have done to advance sustainable business practices and to consistently report our progress over time.

•
Shareholder Engagement: We continue to view direct shareholder engagement as critical to our Company’s success. To ensure that shareholders have an opportunity to raise important issues between annual meetings, Xylem’s leadership team meets regularly with shareholders to discuss our strategy, operational performance, and business practices and to share perspectives on corporate governance, sustainability and executive compensation matters; a number of these discussions with shareholders include our independent Board Chair. In 2017, we also held an Investor and Analyst Day where the Company presented and discussed its long-term strategy and financial objectives.

The Board has carefully considered the level of support this proposal received at our 2018 annual meeting in light of the feedback from our shareholders during our extensive conversations this past fall. Given the existence of a balanced and meaningful right to call a special meeting that serves the best interests of our shareholders and our demonstrated and continuing commitment to effective corporate governance, as evidenced by our corporate governance changes and practices described above, the Board believes that this proposal is unnecessary.

Our Board of Directors recommends that you vote AGAINST this proposal.

Xylem 2019 Proxy Statement	15

GOVERNANCE

SHAREHOLDER ENGAGEMENT PROGRAM

Our Board values the input and insights of the Company’s shareholders and believes that effective Board-shareholder communication strengthens the Board’s role as an active, informed and engaged fiduciary. Our Board views engagement as a year-round conversation with shareholders about creating long-term sustainable value. Accordingly, the Board seeks to maintain a framework for deep, frequent, and productive conversations with the Company’s shareholders.
In the late fall, we invited our largest shareholders to engagement meetings.
These engagement meetings are an opportunity to discuss key aspects of the Company’s governance profile, compensation philosophy, and performance around sustainability and social value creation, among other things. These meetings also provide a forum for management to solicit feedback regarding the practices and policies that are important to our shareholders. Topics discussed in the engagement meetings included:
A number of these engagement meetings included our Chair, who provided our shareholders with the Board's perspective on corporate governance, including board succession, composition and diversity, and the Board's oversight of critical areas such as risk management, cybersecurity, strategy and corporate transactions.
Management reviews the key themes and insights from shareholder engagement meetings, as well as broader governance trends, with the Board, and the Board considers these in making decisions regarding our governance practices and policies, executive compensation program and sustainability initiatives. We may hold follow-up conversations with shareholders to address important issues that will be considered at the annual shareholders meeting. The outreach and engagement by our management team may also be augmented by additional Director participation when the topic or the nature of the shareholder request makes this a more meaningful outreach approach.
We also regularly engage with our shareholders on a variety of topics relating to performance and strategy for long-term growth, often at conferences and in-person meetings. In addition, we periodically hold Investor and Analyst Days to meet with investors and present and discuss our long-term strategy and financial objectives.

We engage with shareholders throughout the year to update them and solicit their feedback on a range of topics, including governance, executive compensation, sustainability and social value creation, performance, and strategy for long-term growth.

16	Xylem 2019 Proxy Statement

Communication with the Board. The Board has established a process to facilitate communication between shareholders and other interested parties with the Company’s independent Directors. Communications intended for the Board, or for any individual member or members of the Board, should be sent by e-mail to Independent.Directors@xyleminc.com or directed to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to us for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. Mail addressed to “Non-Employee Directors” will be forwarded to our independent Chair. Junk mail, advertisements, resumes, spam and surveys will not be forwarded to the Board or Board members. Abusive, threatening or otherwise inappropriate materials will also not be forwarded.

CORPORATE GOVERNANCE PRACTICES AND POLICIES

Corporate Governance Principles. The Board has adopted Corporate Governance Principles that, together with the Company’s articles of incorporation, by-laws, Code of Conduct, and Charters of the Board committees, provide a governance framework for the Company and set out general principles regarding the functions and responsibilities of the Board and its committees.
The Corporate Governance Principles, which are reviewed by the Board periodically, emphasize the importance of Board composition, including diversity, Director performance and effectiveness. The Corporate Governance Principles provide that Directors must be able to devote the time required to prepare for and attend regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance, including continuing Director education, site visits and communication with management.
To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of public companies may not serve on more than two public company boards (including our Board) in addition to service on their own board. Directors, who are not chief executive officers of public companies, may not serve on more than four public company boards (including our Board). However, as provided in the Corporate Governance Principles, even when Directors have not exceeded these guidelines, any new or proposed directorships or affiliations are reviewed with respect to conflicts, potential conflicts or other concerns, including the effect on such Director’s ability to devote time required for Board service.

The Corporate Governance Principles also provide that when a Director retires, or his or her principal occupation significantly changes, that Director will offer to tender his or her resignation of the Chair of our Nominating and Governance Committee.  The Nominating and Governance Committee will make a recommendation to the Board whether to accept or reject the tendered resignation offer.  The Corporate Governance Principles are available on our website at www.xyleminc.com, by clicking on “Investors” and then “Corporate Governance.” A copy of the Corporate Governance Principles will be provided free of charge to any shareholder upon written request to our Corporate Secretary.

Separation of Board Chair and Chief Executive Officer. Our Board is led by our independent Chair. The Board will consider the continued appropriateness of this structure as necessary to meet the best interests of the Company. The Board believes that our current leadership structure strengthens the Board’s role in risk oversight of the Company.
Director Independence. Our Corporate Governance Principles require a majority of our Board to be comprised of Directors who are independent in accordance with the NYSE’s listing standards. The Board conducts an annual review and has affirmatively determined that ten of our current eleven Directors (Jeanne Beliveau-Dunn, Curtis J. Crawford, Robert F. Friel, Jorge M. Gomez, Victoria D. Harker, Sten E. Jakobsson, Steven R. Loranger, Surya N. Mohapatra, Jerome A. Peribere and Markos I. Tambakeras) meet the independence requirements in the NYSE’s listing standards. Steven R. Loranger, who served as our Chief Executive Officer from September 2013 until March 2014, meets the independence requirements in the NYSE’s listing standards because his service as CEO was on an interim basis. Patrick K. Decker is not independent because he serves as President and CEO of Xylem.

Independence: All of our Directors are independent, with the exception of our CEO.

Xylem 2019 Proxy Statement	17

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee regularly reviews board size and composition. The Committee is responsible for identifying and recommending qualified director candidates to the Board of Directors. In fulfilling this responsibility, the Nominating and Governance Committee seeks to identify candidates who possess the experience, skills, qualifications and attributes necessary to provide a broad range of personal characteristics to the Board, including diversity of thought and background, experience in technology and innovation, and global business experience.

Board Diversity: Our Board actively seeks to consider a diverse group of candidates for membership on the Board, taking into account diversity in terms of viewpoints, professional experience, education and skills as well as race, ethnicity, gender and nationality. Our Nominating and Governance Committee reviews its effectiveness in balancing diversity considerations when assessing the composition of the Board, and our entire Board considers diversity when conducting the annual Board assessment. After extensive searches, over the past two years we have added two directors to the Board: Jeanne Beliveau-Dunn in 2017 and Jorge M. Gomez in 2019. Ms. Beliveau-Dunn brings experience in innovation, technology, talent management, as well as fresh perspectives to our Board. Mr. Gomez brings a diverse global perspective and deep expertise in finance, strategy and risk management, as well as fresh perspectives.

As part of its annual assessment, the Board of Directors assesses whether the mix of directors is appropriate given the Company’s evolving strategy. As part of its process in identifying new candidates to join the Board, the Nominating and Governance Committee considers whether and to what extent attributes and experiences will individually and collectively complement the existing Board, recognizing that Xylem’s strategy, business and operations are evolving and are diverse and global in nature.

Assessment of Board Effectiveness: Each year our Nominating and Governance Committee initiates an assessment of the effectiveness of the Board and each of our committees. The Board assessment solicits each Director's opinion on a variety of topics, including the overall composition of the Board. In addition to a survey-style assessment, the Chair of the Nominating and Governance Committee holds one-on-one conversations with each Board member to solicit additional feedback. On a periodic basis (generally every three years), the Nominating and Governance Committee will also engage an independent third party advisor to meet with each Board member to assist with the qualitative assessment of the Board and its committees. The independent advisor presents the findings to the full Board and facilitates a robust discussion focusing on opportunities for improvement. The advisor also provides feedback to individual directors, as applicable.

The Nominating and Governance Committee considers recommendations from many sources, including shareholders and third party search firms, regarding possible director candidates. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, resume and biographical information to the attention of our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573. The Nominating and Governance Committee and Board use the same criteria for evaluating candidates regardless of the source of the referral.
Code of Conduct. Our Code of Conduct requires all of our Directors, officers and employees to act ethically and honestly. The Code of Conduct is available on our website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.” We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our CEO, CFO and Chief Accounting Officer, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K. A copy of the Code of Conduct will be provided free of charge to any shareholder upon written request to our Corporate Secretary.
Related Party Transactions. We have a written policy that governs the reporting, review and approval or ratification of transactions with related parties. The policy covers, but is not limited to, the related party transactions and relationships required to be disclosed under SEC rules. The policy supplements our Code of Conduct which addresses potential conflict of interest situations. Under our policy, Directors and executive officers are required to promptly notify the Chair of the Nominating and Governance Committee and our Corporate Secretary of any actual or potential related person transactions so that the transaction can be reviewed and considered for approval or ratification by the Nominating and Governance Committee.

18	Xylem 2019 Proxy Statement

In reviewing related party transactions, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•	whether terms or conditions of the transaction are generally similar to those available to third parties;

•	the level of interest or benefit to the related party;

•	the availability of alternative suppliers or customers; and

•	the benefit to the Company.
Any Nominating and Governance Committee member who is a related party with respect to a transaction under review may not participate in the deliberations about the transaction or vote for its approval or ratification.
The policy provides pre-approval for certain types of transactions that the Nominating and Governance Committee has determined do not pose a significant risk of conflict of interest, either because a related party would not have a material interest in a transaction of that type or due to the nature, size or degree of significance to the Company.
In 2018, there were no related party transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

BOARD'S ROLE IN RISK OVERSIGHT
While management has responsibility for managing risk, our Board has responsibility for risk oversight and our Audit Committee oversees our risk management processes and policies. Risk oversight is an evergreen process and inherent in the Company’s strategic and operational decision-making. Throughout the year, the Board discusses risk in general terms and in relation to specific proposed actions. In addition, the Board receives periodic updates from management on the financial and operating results of the Company, as well as on the strategic and annual operating plans and provides appropriate input and perspectives. The Board has delegated responsibility for the oversight of certain risk categories to its committees based on each committee’s expertise and applicable regulatory requirements, as summarized below. Each committee regularly receives updates on these matters from management and reports on them to the Board. In addition, management periodically reports to the Board and its committees on specific, material risks as they arise or as requested by the Board.
Management conducts an enterprise-wide risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial, compliance and reputational risks. The Board and its committees work with management, our independent and internal auditors, as well as other external advisors, to incorporate enterprise-wide risk management into corporate strategy and business operations. We manage cyber risk through a cyber risk committee made up of representatives from the Company's senior leadership team, functions and businesses, which provides regular updates and reports to the Nominating and Governance Committee and, as requested, to the Board.

Board/Committee		Examples of Areas of Risk Oversight
Board	●	Significant commercial and capital markets risks	●	Competitive developments
	●	Significant legal or reputational matters	●	Strategy
	●	Significant mergers and acquisitions
Audit Committee	●	Oversight of overall risk assessment and risk management processes and policies	●	Financial statements and financial risk exposures
	●	Accounting, controls and financial disclosures	●	Tax strategy and related risks
Finance, Innovation & Technology Committee	●	Capital spending
	●	Financing strategies and liquidity
	●	Technology and innovation
Leadership Development & Compensation Committee	●	Executive compensation philosophy and program design	●	Talent management
	●	Executive development and leadership	●	Diversity and inclusion
	●	Succession planning for senior management
Nominating & Governance Committee	●	Compliance programs, including anti-corruption, ethics, anti-harassment, trade compliance, environmental, health & safety	● ●	Corporate governance Cyber risk
	●	Sustainability, including corporate citizenship and social value creation

Xylem 2019 Proxy Statement	19

BOARD MEETINGS
Regular attendance at Board meetings and the Annual Meeting is expected of each Director. During 2018 there were six Board meetings and 22 committee meetings. In 2018, average attendance of our Directors at Board and applicable committee meetings (held during the period that each Director served) was 96% and no Director attended fewer than 88% of the total number of Board and applicable committee meetings.
The independent directors hold regularly scheduled executive sessions without Company management present. Markos I. Tambakeras, the Chair of the Board, presides over these sessions.
All of our Directors were present at the annual meeting held in 2018.

Site Visits: We encourage our Directors to conduct visits to our locations, and we periodically hold meetings at sites so that our Directors can meet with employees, customers and other stakeholders, and visit our facilities. In 2018, site visits occurred at our Mississauga, Ontario and Raleigh, North Carolina locations.

BOARD COMMITTEES
Our Board has established four committees to assist in discharging its duties: the Audit Committee, the Finance, Innovation and Technology Committee, the Leadership Development and Compensation Committee and the Nominating and Governance Committee. Written charters for each of these committees are available on our website at www.xyleminc.com by clicking “Investors” and then “Corporate Governance.”
AUDIT COMMITTEE
The Audit Committee held eight meetings in 2018.
The primary purpose of the Audit Committee is to assist with Board oversight of the Company’s financial reporting process. The responsibilities of the Audit Committee are set forth in its charter which is available on our website, and include the following:

•	Determine the appointment, compensation, evaluation and termination of the independent auditors.

•	Review and discuss with management and the independent auditors the annual audited financial statements and quarterly financial statements of the Company.

•	Discuss policies with respect to risk assessment and risk management.

•	Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by independent auditors in the course of the audit work.

•	Review major issues regarding the Company’s accounting principles and internal controls.

Independence and Financial Expertise: The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE, SEC rules and regulations and our Corporate Governance Principles. All members of the Audit Committee are financially literate and the Board of Directors has determined that two Audit Committee members, Robert F. Friel and Victoria D. Harker, are “audit committee financial experts” under SEC rules.

AUDIT COMMITTEE REPORT
Xylem’s Audit Committee reports to and acts on behalf of the Board of Directors. A brief description of the primary responsibilities of the Audit Committee is included under “Board Committees — Audit Committee” above. Management has primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Xylem’s independent auditor, Deloitte, is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the Company’s internal controls over financial reporting.

20	Xylem 2019 Proxy Statement

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has received the written disclosures and the PCAOB-required letter from Deloitte regarding its communications with the Audit Committee concerning independence, and the Committee has discussed with Deloitte its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for 2018 which was filed with the SEC.
Audit Committee of the Company’s Board of Directors:
Victoria D. Harker, Chair
Curtis J. Crawford, Ph.D.
Robert F. Friel
Sten E. Jakobsson
FINANCE, INNOVATION AND TECHNOLOGY COMMITTEE
The Finance, Innovation and Technology Committee held four meetings in 2018.
The primary purpose of the Committee is to assist the Board in its oversight of the Company’s financing strategy and activities, investment policies and matters relating to the financial condition of the Company, and to oversee and provide counsel on matters of innovation and technology. The responsibilities of the Committee are set forth in its charter which is available on our website and include the following:

•	Review the Company’s technology and innovation strategy in the context of overall corporate strategy, goals and objectives.

•	Review the Company's financial strategies, capital structure, liquidity and credit rating.

•	Review the progress, results and effectiveness of the Company’s proposed and ongoing major research and development activities relating to new products and businesses.

•	Review the Company's mergers and acquisitions pipeline.
NOMINATING AND GOVERNANCE COMMITTEE
The Nominating and Governance Committee held five meetings in 2018.
The primary purpose of the Committee is to ensure the Board of Directors is appropriately constituted to meet its fiduciary obligations to shareholders. The responsibilities of the Committee are set forth in its charter which is available on our website and include the following:

•	Develop, review, update and recommend corporate governance principles to the Board of Directors.

•	Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

•	Determine the composition of Board committees, including the chairs.

•	Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

•	Administer the Board of Directors’ annual Board and committee assessment.

•	Identify, evaluate and propose nominees for election to the Board of Directors and conduct searches for prospective Board members.

•	Oversee the business ethics and anti-corruption programs.

•	Oversee specialty compliance programs and risks, including environmental, health and safety, business continuity, trade compliance, anti-harassment and cyber risk.

•	Review the Company’s corporate citizenship and sustainability programs and related activities.
Independence: The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE and our Corporate Governance Principles.

Xylem 2019 Proxy Statement	21

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
The Leadership Development and Compensation Committee ("LDCC") held five meetings in 2018.
The primary purpose of the LDCC is to provide oversight of compensation, benefits, development and succession for executive officers of Xylem. The responsibilities of the Committee are set forth in its Charter which is available on our website and include the following:

•	Approve and oversee administration of the Company’s executive compensation program including incentive plans and equity-based compensation plans.

•	Set annual performance goals and strategic objectives for the CEO and evaluate CEO performance against such goals.

•	Approve individual compensation actions for executive officers.

•	Oversee the establishment and administration of the Company’s executive officer benefit programs and severance policies.

•	Oversee succession planning for executive officers and the Company's leadership and development programs.

•	Oversee the Company's talent management programs and initiatives including diversity and inclusion.
Compensation Risk Oversight. To assist the Board with its risk oversight responsibilities, the LDCC regularly considers the risks associated with the Company's compensation programs. In addition, each year our management team undertakes a comprehensive review of the Company's compensation policies and practices and presents the results of this review to the LDCC. Following the presentation of the results of this review for 2018, the LDCC concluded that the overall structure of our compensation program is designed with the appropriate balance of risk and reward in relation to our overall business strategy, and that there were no compensation-related risks reasonably likely to have a material adverse effect on the Company.
The following table summarizes the risk mitigation factors for each element in our executive compensation program:

Compensation Element		Risk Mitigation Factors
Base Salary	●	Fixed component.
	●	Represents a relatively small percentage of total compensation.
Annual Incentive Plan	●	Determined based on multiple performance factors to align executives globally on key business priorities.
	●	Regular assessment of the pay and performance relationship of Annual Incentive Plan performance targets and range of potential payouts to ensure appropriate pay-for-performance alignment.
	●	Final payouts made after a validation process to confirm business results and applicable earned payout.
	●	Capped performance scores and awards payable to any individual.
	●	Payouts for senior executives are subject to clawback policy.
Long-Term Incentive Plan	●	LTIP awards valued and granted on the approval date.
●
Balanced mix of performance metrics (an internal absolute metric and an external relative metric) intended to ensure pay-for-performance based on Company goals and directly linked to delivering shareholder value.

	●	Regular assessment of the pay and performance relationship of LTIP performance targets and range of potential payouts to ensure appropriate pay for performance alignment.
	●	Re-pricing or exchange of stock options without shareholder approval prohibited.
	●	Stock ownership guidelines for senior executives.
	●	Payouts for senior executives are subject to clawback policy.
	●	Strong insider trading policy, which prohibits the hedging, pledging and shorting of our common stock.
Additional information on the roles and responsibilities of the LDCC is provided under “Compensation Discussion and Analysis”.

22	Xylem 2019 Proxy Statement

Independence and Outside Directors: The Board of Directors has determined that each member of the Leadership Development and Compensation Committee meets the independence requirements of the NYSE (including those applicable specifically to compensation committee members) and our Corporate Governance Principles. The Board has also determined that all four members of the Compensation Committee are “non-employee directors” under the SEC’s rules and three of the four committee members are “outside directors” for purposes of 162(m) of the Internal Revenue Code of 1986.
Compensation Committee Interlocks and Insider Participation. None of the members of the Leadership Development and Compensation Committee during fiscal year 2018 or as of the date of this Proxy Statement have been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Leadership Development and Compensation Committee or Board of Directors.
LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The Leadership Development and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Leadership Development & Compensation Committee of the Company’s Board of Directors:
Jerome A. Peribere, Chair
Jeanne Beliveau-Dunn
Steven R. Loranger
Surya N. Mohapatra, Ph.D.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Certain Beneficial Owners
Set forth below is information regarding any person known to the Company as of February 15, 2019 to be the beneficial owner of more than five percent of our outstanding common stock as of December 31, 2018. As of December 31, 2018, the Company had 179,724,514 shares of common stock outstanding. In providing the information below, we have relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	14,470,047	8.1
The Vanguard Group (2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	18,905,604	10.51
T. Rowe Price Associates, Inc. (3) 100 East Pratt Street Baltimore, Maryland 21202	11,565,516	6.40

(1) As of December 31, 2018, BlackRock, Inc. had sole voting power with respect to 12,368,158 shares and sole dispositive power with respect to 14,470,047 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2019.
(2) As of December 31, 2018, The Vanguard Group had sole voting power with respect to 224,868 shares and sole dispositive power with respect to 18,655,477 shares, shared voting power with respect to 39,780 shares and shared dispositive power with respect to 250,127 shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019.
(3) As of December 31, 2018, T. Rowe Price Associates had sole voting power with respect to 3,839,909 shares and sole dispositive power with respect to 11,565,516 shares. The foregoing information is based solely on a Schedule 13G/A filed by T. Rowe Price with the SEC on February 14, 2019.

Xylem 2019 Proxy Statement	23

Directors and Executive Officers
The following table shows the number of shares of our common stock beneficially owned by each Director, by each named executive officer, and by all current Directors and executive officers as a group as of February 15, 2019. The percentage calculations below are based on an outstanding share number of 179,552,698. The number of shares beneficially owned by each Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has the power to vote, or the power to transfer, and any shares the person has the right to acquire within 60 days by the exercise of any stock option or other right. Unless otherwise indicated, each individual has sole voting and investment power or shares those powers with his or her spouse.

Name of Beneficial Owner	Total Shares Beneficially Owned (1)(2)	Percentage of Class
Jeanne Beliveau-Dunn	1,767	*
Curtis J. Crawford	32,297	*
Patrick K. Decker	696,945	*
Robert F. Friel	16,919	*
Jorge M. Gomez	—	*
Victoria D. Harker	20,604	*
Sten E. Jakobsson	15,828	*
Steven R. Loranger	157,818(3)	*
Surya N. Mohapatra	41,587	*
Jerome A. Peribere	15,743	*
Markos I. Tambakeras	65,915(4)	*
Kenneth Napolitano	266,439	*
E. Mark Rajkowski	79,755	*
Colin R. Sabol	72,101	*
Claudia S. Toussaint	92,333	*
All Current Directors and Executive Officers as a Group (19 persons)	1,530,723	*
*Less than 1%
____________

(1)	The shares shown includes the following vested but deferred RSUs: Robert F. Friel, 9,789 RSUs; Surya N. Mohapatra, 1,355 RSUs; and all directors as a group, 11,144.

(2)
The shares shown includes the following shares that directors and executive officers have the right to acquire within 60 days of February 15, 2019: Patrick K. Decker, 116,823 shares; Kenneth Napolitano, 19,284 shares; E. Mark Rajkowski, 33,253 shares; Colin Sabol, 17,649 shares; Claudia Toussaint, 15,755 shares and all directors and executive officers as a group, 202,764 shares.

(3)	Includes 130,918 shares held by a family trust of which Mr. Loranger is the trustee and disclaims beneficial ownership.
(4) Includes 56,435 shares held by a family trust of which Mr. Tambakeras and his spouse are co-trustees and as to which Mr. Tambakeras disclaims beneficial ownership.

24	Xylem 2019 Proxy Statement

Stock Ownership Guidelines
We have adopted stock ownership guidelines to encourage Directors and executive officers to build their ownership positions in our common stock over time. We believe that stock ownership guidelines are an important governance feature because they promote executive officer and Director commitment to the Company and strengthen the alignment between executive compensation and shareholder interests.
Our guidelines currently provide for the following stock ownership levels:

Chief Executive Officer	5 X Annual Base Salary
Chief Financial Officer	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Directors	5 X Annual Cash Retainer
It is expected that all shares acquired through the vesting of restricted stock units or performance share units and through the exercise of stock options will be held until the applicable ownership level is met. In addition to this expectation, the Company requires officers subject to the guidelines to retain at least 50% of the net (after-tax) shares acquired through the vesting of restricted stock units and performance share units to meet the applicable ownership level.
Compliance with the guidelines is monitored periodically. We take the individual’s tenure into account in determining compliance with the guidelines. Directors and executive officers are given five years from the date they first become subject to a particular level of stock ownership to meet the applicable ownership level. As of February 15, 2019, all Directors and executive officers have met or are on track to meet the ownership guidelines.
Insider Trading Prohibition and Policy on Rule 10b5-1 Trading Plans
Our executive officers and Directors are subject to our robust insider trading policy, which includes earnings-related blackout periods, as well as Company initiated blackout periods from time to time. Our insider trading policy allows executive officers and Directors to enter into pre-established Rule 10b5-1 trading plans for sales of Company securities.
Prohibition on Hedging, Pledging and Shorting Xylem Stock
Our insider trading policy prohibits employees, including executive officers and Directors from engaging in any hedging transactions with respect to Company securities. This includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of Company securities. Our insider trading policy also prohibits short sales of Company securities and derivative or speculative transactions in Company securities and the pledging, or using as collateral, Company’s securities in order to secure personal loans or other obligations.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and Directors, and any persons beneficially owning more than 10% of the Company’s outstanding common stock, to file reports of stock ownership and changes in ownership with the SEC within specified time periods. Based on a review of reports filed during 2018 and written representations from the Company’s executive officers and Directors, the Company believes that all reports required to be filed in 2018 were filed on time.

Xylem 2019 Proxy Statement	25

DIRECTOR COMPENSATION
Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. Each non-employee director receives an annual cash retainer and an annual equity award in the form of restricted stock units (“RSUs”). To reflect their additional responsibilities, the Chairs of all committees receive an additional cash retainer. The independent Chair of the Board receives an additional retainer consisting of cash and RSUs. Mr. Decker, as an employee Director, does not receive any additional compensation for his service as Director.
The Board has delegated to the Leadership Development and Compensation Committee ("LDCC") the responsibility to review and recommend to the Nominating and Governance Committee ("N&G") any proposed changes in non-employee Director compensation. In connection with such review, the LDCC periodically engages its external compensation consultant, Pearl Meyer, to assist with benchmarking and analysis regarding non-employee director compensation (generally every three years). Pearl Meyer's review consists of analysis of competitive market data from the peer group used for our executive compensation benchmarking, and a selected group of general industry companies that are similarly situated to us from a revenue and market capitalization perspective. The last review, which was conducted in 2018, indicated that our director compensation program design is generally aligned with market median. As such, no changes were made to our director compensation program. Director compensation is approved by the full Board.
The following table sets forth our 2018 non-employee director compensation.

Compensation Element
Standard Board Compensation
Annual Cash Retainer	$100,000
Annual Equity Award	$140,000
Board and Committee Chair Retainers
Independent Board Chair	$135,000
($67,500 in cash and $67,500 in RSUs)
Audit Committee Chair	$20,000
All other Committee Chairs	$15,000
Director Compensation Limit Policy. Our Board compensation policy limits the total annual compensation for non-employee Directors to $750,000. This limit is inclusive of the value of both annual cash retainer(s) and the grant date fair value of the annual equity award.
Deferred Compensation Plan for Directors. Directors have the ability to defer their cash retainers and/or their RSUs. Directors may defer their cash retainers until a specified distribution date or until retirement or earlier death. Directors may also choose how deferred amounts will be valued until paid; they may choose to have the deferred amount credited with a fixed rate of interest or to have the deferred amount adjusted periodically based on the value of our common stock. Directors may defer settlement of RSUs until termination of service on the Board or an earlier date specified by the Director.
Other Board Compensation. The Company reimburses Directors for certain expenses incurred in connection with attending Board, committee and shareholder meetings, including travel, hotel accommodations, meals and other incidental expenses for the Director (and his or her spouse or domestic partner if specifically invited to attend). The Company may also from time to time, provide Directors and their spouses or domestic partners token gifts of nominal value. Directors are reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.
Directors are eligible to participate in the Company’s matching gifts program on the same terms as our employees. Under this program, the Company will match or, in certain cases, double match up to $10,000 in annual donations made to Xylem’s Watermark Fund or its non-profit partners.
Indemnification and Insurance. We indemnify our Directors to the fullest extent permitted by law and maintain insurance to protect the Directors from liabilities, including certain instances where we could not otherwise indemnify them. All Directors are covered under a non-contributory group travel insurance policy that provides travel assistance benefits and services, including medical insurance, evacuation coverage and accidental death and dismemberment coverage. Non-employee Directors also participate in a non-contributory group life insurance plan that provides $100,000 of coverage.

26	Xylem 2019 Proxy Statement

.
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Jeanne Beliveau-Dunn	100,000	140,028	240,028
Curtis J. Crawford	103,750	140,028	243,778
Robert F. Friel	115,000	140,028	255,028
Victoria D. Harker	120,000	140,028	260,028
Sten E. Jakobsson	100,000	140,028	240,028
Steven R. Loranger	115,000	140,028	255,028
Surya N. Mohapatra	100,000	140,028	240,028
Jerome A. Peribere	111,250	140,028	251,278
Markos I. Tambakeras	167,500	207,561	375,061

(1)
Fees earned may be paid, at the election of the Director, in cash or deferred cash. Non-employee Directors may irrevocably elect deferral into an interest-bearing cash account or an account that tracks the performance of Xylem common stock. The amounts represent compensation received in 2018.

(2)
The grant date fair value for RSUs was $71.92 , which was the closing price of Xylem’s common stock on May 9, 2018. The number of RSUs granted was determined by dividing the annual equity award by the closing price of Xylem’s common stock on the date of grant. Directors receive dividend equivalents on the RSUs but have no other rights as shareholders with respect to the RSUs until vesting.

DIRECTOR STOCK AND OPTION AWARDS OUTSTANDING AT 2018 FISCAL YEAR END
The following table reflects stock and option awards outstanding as of December 31, 2018 for non-employee Directors. Outstanding stock awards reflect unvested RSUs.

Name	Outstanding Stock Awards	Outstanding Option Awards
Jeanne Beliveau-Dunn	1,947	—
Curtis J. Crawford	1,947	—
Robert F. Friel	11,736(1)	—
Victoria D. Harker	1,947	—
Sten E. Jakobsson	1947	—
Steven R. Loranger	4,690	—
Surya N. Mohapatra	3,302(1)	2,860
Jerome A. Peribere	1,947	—
Markos I. Tambakeras	2,886	2,860

(1)	The shares shown includes the following vested but deferred RSUs: Robert F. Friel, 9,789 RSUs; Surya N. Mohapatra, 1,355 RSUs; and all directors as a group, 11,144.

Xylem 2019 Proxy Statement	27

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Introduction & Background
This section describes the compensation programs and philosophy for our Named Executive Officers (“NEOs”) in 2018:

NEO	Position
Patrick K. Decker	President & Chief Executive Officer (“CEO”)
E. Mark Rajkowski	Senior Vice President ("SVP") & Chief Financial Officer (“CFO”)
Kenneth Napolitano	SVP & President, Applied Water Systems (“AWS”) and Americas Commercial Team (“ACT”)
Colin R. Sabol	SVP & President, Measurement and Control Solutions (“MCS”)
Claudia S. Toussaint	SVP, General Counsel & Corporate Secretary
Executive Summary
Business Performance for 2018

                                                             Key Results for 2018

● Revenue was $5.2 billion, up 11% on a reported basis and 8% on a pro forma organic* basis from 2017
● Net Income was $549 million and Earnings Per Share of $3.03
● Adjusted Net Income* was $522 million and Adjusted Earnings Per Share* of $2.88, up 20% from 2017
● Adjusted Operating Margin* was 13.7%, up 40 basis points from 2017

____________
* Non-GAAP financial measures that exclude certain items. For a description and reconciliation of the items excluded from these measures relative to our reported GAAP financial results, please refer to pages 29-30 of Xylem’s 2018 Annual Report on Form 10-K.
We continued to build strong momentum throughout 2018, generating solid revenue and orders growth across each of our business lines. 2018 was a pivotal year for us. We took a major leap forward in becoming the leader of digital transformation in the water sector with the building of our Advanced Infrastructure Analytics platform. With our expanded digital offerings and leveraging our extensive installed base, we delivered significant value to our customers, and demand for our solutions grew across all of our end markets. We made significant strides in sustainability as we reached most of our 2019 environmental footprint goals a year ahead of schedule. We are also broadening the scope of our Watermark corporate citizenship program through engaging with customers and suppliers, exploring how to create new solutions for the base of the pyramid (e.g., those poorest communities around the world), and developing a disaster-response capability that builds on our recent involvement in water-related crises. We are well-positioned as we begin the year and are focused on delivering each of our 2019 commitments and long-term financial objectives.
In 2018, we made meaningful progress in each of our top five strategic priorities:

•
Enhance Commercial Leadership: We continue to improve our collaboration in support of engaging with customers as one company, offering our full range of solutions and driving growth. We established vertical marketing in the Americas and selling organizations partnering together to provide cross-training and enable our sales teams to educate customers about our full range of offerings. SmartHubs were established in Europe and the Emerging Markets to support commercialization of our Advanced Infrastructure Analytics portfolio in these regions. We were awarded over $100 million in synergy deals during 2018 and expect to begin to deliver on these projects in 2019 and beyond.

•
Grow Emerging Markets: Our teams across the emerging markets delivered strong performance in 2018 as we continue to generate accelerated growth by expanding our capabilities and presence and investing in product localization. We expanded our focus on the Middle East and Africa ("MEA") as key growth markets with increasingly large project funnels. We have separated them into distinct operating regions to help us best capture growth opportunities. With strong growth in China, India, Latin America and MEA in 2018, we achieved 13.5% revenue growth and 8% order growth overall.

28	Xylem 2019 Proxy Statement

•
Strengthen Innovation and Technology: Xylem's level of innovation is higher than ever, with our vitality index (a measure of the percentage of revenue that came from products launched in the past five years) reaching an all-time high of 25% which also reflects achievement of our innovation-related sustainability goals one year ahead of schedule. Our new product portfolio continues to grow stronger, with newly-launched products this year projected to collectively deliver nearly $1 billion in revenue over the next five years.

•
Build a Continuous Improvement ("CI") Culture: We continue to strive to become a more efficient company, which helps us better serve customers and fuels savings to invest in growth. We achieved $157 million in gross productivity savings for 2018, representing upper quartile performance across the industry.

•
Cultivate Leadership and Talent Development: Our ongoing investments in talent development are a critical enabler to Xylem’s long term success. In 2018, we strengthened our existing offerings and introduced new ones. These efforts are helping build our leadership breadth and depth, and enhancing a work environment that aims to enable every colleague to do their best.

CEO Pay for Performance Summary
The following graph illustrates the pay-for-performance alignment of our CEO's compensation over the last three years, with Company performance measured by Total Shareholder Return (“TSR”) and the compensation for our CEO as disclosed in the Summary Compensation Table, excluding the amounts reported in the "All Other Compensation" column.

Xylem 2019 Proxy Statement	29

2018 Executive Compensation Highlights
Based on our executive total rewards philosophy, the Leadership Development and Compensation Committee (“LDCC”) took the following compensation actions in 2018:

•
Base Salary: The LDCC provided 3.0% merit increases (based on a review of market median data and consistent with similar increases for our employees generally) to Mr. Decker’s, Mr. Rajkowski’s and Ms. Toussaint’s base salaries in March 2018. No adjustments were made to base salaries for Mr. Napolitano and Mr. Sabol.

•
Annual Incentive Compensation: Our Annual Incentive Plan (“AIP”) awards are directly linked to the Company’s annual performance and growth objectives. For the 2018 performance year, the AIP continued to measure team performance with equal weighting for three key financial metrics and individual performance. Pool funding for the individual component is aligned to total team performance results:

2018 Performance Year

Team	25%	Revenue	+ Individual
	25%	Operating Income		25%
	25%	Working Capital (as a percent of Revenue)

Actual AIP awards are described in detail under “Our Executive Compensation Program – Annual Incentive Plan”.

•
Long-Term Incentive Compensation: Our Long-Term Incentive Plan (“LTIP”) awards are designed to align executive pay with long-term value creation for shareholders. The 2018 LTIP awards for NEOs included the following (described in detail under “Our Executive Compensation Program - Long-Term Incentive Plan”):

2018 Performance Year

25%	PSUs to be earned based on a pre-set, 3-year ROIC metric
25%	PSUs to be earned based on a 3-year TSR metric relative to S&P 500 (excluding financial services)
25%	Time-based RSUs
25%	Time-based Stock Options

The 2018 LTIP awards for NEOs as disclosed in the Summary Compensation Table were set to generally align with market median.
2018 Advisory Vote to Approve Executive Compensation
Each year, the LDCC considers results from the annual shareholders advisory vote on executive compensation and feedback from direct shareholder engagement when reviewing the executive compensation programs. At our 2018 annual meeting, our shareholders expressed a high level of support (94%) for the compensation of our NEOs, which is consistent with our prior years’ shareholder support (ranging from 94% to 98% since our spin-off in 2011). The LDCC believes this result conveyed our shareholders’ support of the existing executive compensation programs. As such, we did not make any changes to our executive compensation program as a result of the vote.
2018 Shareholder Engagement
Our Board values the input and insights of the Company’s shareholders and believes that effective Board-shareholder communication strengthens the Board’s role as an active, informed and engaged fiduciary. We make a concerted effort to engage with shareholders throughout the year to solicit their input on a range of topics related to executive compensation and governance matters. In 2018, we reached out to shareholders representing approximately 60% of our outstanding shares and engaged in direct dialogue with shareholders holding approximately 45% of our outstanding shares; our Board Chair participated in a number of these conversations. Our top shareholders expressed strong support for our executive compensation programs, including our emphasis on equity incentives and the balance of performance metrics in our annual and long-term incentive plans. As such, no changes were made to the executive compensation program as a result of feedback from our shareholders.

30	Xylem 2019 Proxy Statement

Best Practices
Our compensation program incorporates the following practices:

What We Do		What We Don’t Do
✓	Pay-for-Performance: A significant portion of our NEO pay is performance-based and variable pay.	✗	No Perquisites: We do not provide any perquisites for our NEOs.
✓	Double-Trigger Change of Control Provision: We have adopted double-trigger vesting upon a change of control for our severance plans and LTIP awards.	✗	No Special Retirement Plan for NEOs: We do not provide any retirement benefits to NEOs, other than the benefits available to the broader population of salaried employees.
✓
Peer Group Selection: We conduct a robust annual review and validation of our compensation peer group to ensure that the number of peer companies is appropriate and each peer company remains comparable.
✗
No Tax Gross-Ups: Tax gross-ups are not provided by Xylem except in the case of taxable relocation expenses or non-permanent international assignment support. We do not provide Section 280G excise tax gross-ups under our plans.

✓
Annual Risk Assessment: Annually, we conduct a global risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company. No material adverse risks were identified in the annual compensation risk assessment.

✗
No Fixed-Term Employment Contracts: We do not have a fixed-term employment contract with any of our NEOs. We entered into a letter agreement with Mr. Decker, as disclosed in our 2014 Proxy Statement which does not provide for a specific term of employment.

✓	Proactive Management of Share Utilization: Throughout the year, we regularly review and project share utilization to ensure reasonable overhang and annual run rate levels.	✗
Prohibition on Pledging, Hedging and Shorting: We have an anti-shorting, pledging and hedging policy which prohibits our officers and Directors from pledging Xylem securities or purchasing financial instruments, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Xylem securities.

✓
Compensation Benchmarking: We conduct benchmarking exercises on a regular basis to ensure that our compensation programs are competitive and have a balanced portfolio approach for fixed versus variable compensation.

✓	Clawback Policy: We have a clawback policy which applies to both cash and equity performance-based compensation.
✓	Balanced Compensation Design: Our executive compensation program is designed to align with the Company’s business strategy and shareholders’ interests in the context of market practices.
✓	Stock Ownership Guidelines: All of our NEOs are expected to hold stock valued at a multiple of base salary.
✓	Insider Trading Policy: We have a robust insider trading policy.
✓	Engagement of an Independent Compensation Consultant: The LDCC engages an independent compensation consultant to provide advice on executive officer and Director compensation matters.

OUR EXECUTIVE COMPENSATION PROGRAM
Philosophy and Objectives
Our executive compensation program is based on the following principles:

•
Design of compensation programs should reward executives for long-term growth and profitability and should be reasonable, fair, fully disclosed, and strongly aligned with long-term sustainable shareholder value creation.

•
Compensation should be simple, flexible, and sustainable to support Xylem’s on-going business transformation and “One Company” philosophy and should be reviewed annually to ensure continued support of the Company’s business objectives.

•
Target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) opportunities should reflect the market median for median performance and may be adjusted for an individual’s performance, strategic impact, level of responsibility and tenure in the position. Actual compensation and incentive award payouts should vary with annual and long-term performance.

•	Compensation should be designed and structured so that unnecessary or excessive risk-taking behavior is discouraged.

Xylem 2019 Proxy Statement	31

NEO Total Direct Compensation Mix
To align compensation levels for NEOs with the Company’s performance and shareholder interests, our pay mix emphasizes variable compensation, including performance-based annual and long-term incentive awards. The following chart illustrates the 2018 target compensation mix for NEOs:
Compensation Benchmarking
Executive compensation is benchmarked using the compensation levels and practices for the NEOs at companies in our Peer Group and data from multiple broad-based compensation surveys.
Each year, the LDCC reviews and selects companies to comprise the Peer Group for the next performance year based on the following criteria: similar business mix, global presence, revenue size, market capitalization and talent pool. Our 2018 Peer Group includes the following companies:

2018 Peer Group		Xylem vs. Peer Group
Agilent Technologies, Inc.	Ingersoll-Rand plc	Revenue*
Ametek, Inc.	Itron Inc.	X
Colfax Corporation	Lincoln Electric Holdings, Inc.	Xylem 69th Percentile
Crane Co.	Parker Hannifin Corporation
Donaldson Company, Inc.	Pentair Ltd.	Market Capitalization**
Dover Corporation	Rockwell Automation, Inc.	X
Flowserve Corporation	Roper Technologies, Inc.	Xylem 58th Percentile
IDEX Corporation	Snap-On, Inc.	* Based on reported GAAP revenues for the most recent four quarters ended on or prior to December 31, 2018 ** Based on 2018 year-end.
Illinois Tool Works Inc.
In October 2018, the LDCC reviewed the current peer companies and decided to add Fortive Corporation as it is comparable to Xylem in terms of industry and global footprint, with revenue size falling within a reasonable range of Xylem’s size. The change will be effective for the 2019 performance year. Our 2019 Peer Group and the Company’s relative percentile rankings are as follows:

2019 Peer Group		Xylem vs. Peer Group
Agilent Technologies, Inc.	Illinois Tool Works Inc.	Revenue*
Ametek, Inc.	Ingersoll-Rand plc	X
Colfax Corporation	Itron Inc.	Xylem 65th Percentile
Crane Co.	Lincoln Electric Holdings, Inc.
Donaldson Company, Inc.	Parker Hannifin Corporation	Market Capitalization**
Dover Corporation	Pentair Ltd.	X
Flowserve Corporation	Rockwell Automation, Inc.	Xylem 55th Percentile
Fortive Corporation	Roper Technologies, Inc.	* Based on reported GAAP revenues for the most recent four quarters ended on or prior to December 31, 2018 ** Based on 2018 year-end.
IDEX Corporation	Snap-On, Inc.
In addition to using the Peer Group for benchmarking NEO compensation, the LDCC uses data from multiple broad-based compensation surveys for assessing the competitiveness of our NEOs’ compensation. Market survey data sources include: Aon Hewitt Total Compensation Measurement, Willis Towers Watson Compensation Data Bank, and Mercer Executive Remuneration Survey. Each survey includes approximately 1,000 to 2,500 participants. The LDCC does not select the companies that participate in these broad-based surveys and does not consider the specific participants in the surveys as a factor in its compensation determinations. Available information regarding compensation levels at our Peer Group companies and in surveys is weighted equally in developing “market median” consensus data.

32	Xylem 2019 Proxy Statement

Our NEOs’ target compensation opportunity is designed to approximate the market median and may be adjusted for other factors such as outstanding performance, strategic impact, level of responsibility, tenure in the position and internal pay equity. Our NEOs’ actual compensation is intended to vary on a yearly basis in accordance with actual annual and long-term performance.
Elements of Our Executive Compensation Program — Overview
Our executive compensation program offers a mix of compensation elements with a significant focus towards variable pay. As an executive’s rank increases, the proportion of variable pay increases. There are three core elements to our compensation program for NEOs:

Compensation Element	Key Role		Purpose
Base Salary	●	Fixed component of compensation.	Designed to be competitive with our peers, allowing us to attract and retain the best talent.
Annual Incentive Plan	●	Variable component of compensation.	Designed to link pay to Xylem’s annual performance and strategic growth objectives, as well as individual results.
	●	A cash incentive plan intended to recognize results in a single performance year.
Long-Term Incentive Plan	●	Variable component of compensation.	Designed to link pay to long-term performance, to align executive incentives with shareholder value, and to help facilitate stock ownership and share retention.
	●	50% of the LTIP award is provided as PSUs based on three-year absolute ROIC metric (25%) and three-year relative TSR metric (25%).
	●	The other 50% of the LTIP award is provided as time-based RSUs (25%) and stock options (25%).
	●	The amount of the LTIP award is based on a number of factors including strategic impact of the role, performance and competitiveness with market median.
Base Salary
Base salary is a fixed and core element of our executive compensation program designed to be competitive in the marketplace in order to attract and retain the best talent. Key factors that help determine base salary include:

•	Contributions to the success of the Company.

•	The individual’s level and consistency of performance.

•	Proficiency in the position, skill set and knowledge for the position.

•	Tenure in the position.

•	Specific recruitment circumstances for newly-hired executives.
Base salaries are reviewed annually for potential merit increase based on a review of individual performance measured against specific objectives and compensation levels relative to market.
In 2018, the LDCC provided the following merit increase for NEOs to better align their salaries to market median, which are generally consistent with the merit increase levels for all employees:

Name	2017 Base Salary ($)	2018 Base Salary ($)	Merit Increase %
Patrick K. Decker	1,000,000	1,030,000	3.0%
E. Mark Rajkowski	618,000	637,000	3.0%
Kenneth Napolitano	480,000	480,000	0%*
Colin R. Sabol	460,000	460,000	0%*
Claudia S. Toussaint	452,000	465,000	3.0%
*No adjustments were made to base salaries for Mr. Napolitano and Mr. Sabol as their salary levels had been adjusted in October 2017 to reflect expanded scope and responsibilities due to organizational changes.

Xylem 2019 Proxy Statement	33

Annual Incentive Plan
Our AIP is a cash-based incentive program designed to link compensation to the Company’s annual financial performance objectives.
The “Target AIP Award” opportunity for our NEOs (expressed as a percentage of base salary) is set to generally align with market median. Actual “AIP Payout” is determined as follows:

Base Salary ($)	X	Target AIP Award (% of Salary)	X	(	Team Performance (Weighted 75%)	+	Individual Performance (Weighted 25%))	=	AIP Payout ($)
Each AIP performance metric and the overall AIP award is capped at 200% of target and results are interpolated between points for team performance results.
The LDCC did not make any changes to the Target AIP Award as a percentage of base salary for the NEOs in 2018.
Team Performance Metrics (75%)
For 2018, core financial metrics were selected to reflect the importance of top line growth, profit, and management of working capital as the foundation for building shareholder value.
The performance targets for the core financial metrics were based on internal operating plans that were established taking into consideration the midpoint of the 2018 financial goals we communicated to shareholders. This ensures the performance targets are more challenging and that our NEOs are motivated to deliver on our financial goals.
Definition, weighting and payout percentage for each performance metric based on actual performance relative to target performance are summarized below:

			Actual Performance vs. Target for Payout Levels
Metric	Weighting	Target	Below Threshold (0% of Target)	Threshold Payout (50% of Target)	Target Payout (100% of Target)	Maximum Payout (200% of Target)
Xylem Revenue (1)	25%	$5,105MM	<93.7% of Target	93.7% of Target	100% of Target	104% of Target
Xylem Operating Income (2)	25%	$730MM	<86.5% of Target	86.5% of Target	100% of Target	106.7% of Target
Xylem Working Capital (as a % of Revenue) (3)	25%	17.2%	>+1% vs. Target	+1% vs. Target	100% of Target	-0.667%% vs. Target

(1)	Reported GAAP Revenue (excluding the impact of foreign currency fluctuations, unplanned acquisitions and divestitures).

(2)	Reported GAAP Operating Income (excluding the impact of restructuring and realignment costs, Pure Technologies acquisition related costs, special charges, and unbudgeted acquisitions).

(3)	(Accounts Receivable + Inventory - Accounts Payable - Customer Advances)/Revenue (excluding the impact of currency fluctuation and unplanned acquisitions and divestitures).
Individual Performance Objectives (25%)
For 2018, the LDCC selected both financial and non-financial individual objectives (“IO”) for NEOs which align closely with the Company’s five top strategic priorities and two core imperatives:

Strategic Priorities	Core Imperatives
•
Enhance Commercial Leadership: generate above-market growth and be a market leader by helping our sales teams sell more and perform better.
•
Grow in Emerging Markets: grow twice as fast as market in key emerging market regions by expanding our capabilities and presence.
•
Strengthen our Innovation and Technology: increase investment in R&D and innovation to develop new technologies by focusing on smart technologies, systems intelligence, and advanced treatment and industrial services.
•
Build a “Continuous Improvement” Culture: simplify our business, enhance productivity through tools like Lean Six Sigma, and sharpen our global procurement capabilities.
•
Cultivate Leadership and Talent Development: develop our talent at every level by solidifying our foundation and building more leadership depth and breadth.

•
Drive a Culture of Safety and Health: commitment to providing a safe and healthy workplace for employees and protecting our environment.
•
Drive a Culture of Compliance: focus on fostering a culture of compliance, where each Xylem employee takes personal responsibility for acting ethically and with integrity, and promoting an environment where everyone feels empowered to do the right thing.

IO scores are designed to be differentiated based on the assessment of the individual’s performance against his or her individual objectives. There is no specific weighting assigned to each goal and the evaluation is non-formulaic. Actual IO scores can range from 0% to 200% of target. Higher IO scores are intended to be given to individuals with the strongest performance relative to their financial and non-financial strategic objectives; and the lowest IO scores are

34	Xylem 2019 Proxy Statement

intended to be given to individuals who have underperformed relative to their financial and non-financial strategic objectives. Each year, management and, in the case of the NEOs, the LDCC review the distribution and range of IO scores to ensure that there is appropriate differentiation based on performance.
To emphasize total Xylem performance and align the overall pool with business results, the Company funds the individual portion of the AIP award pool based on the 2018 overall Team Performance results with a floor of 90% of target. The IO pool funding floor recognizes that there may be strong individual performance contributions to current and future results even if current year team performance is below 90%. Individual IO scores can still range from 0% to 200%, keeping within the IO pool funding in total.

2018 AIP Awards Paid in 2019
The LDCC evaluated Xylem’s actual team performance against the pre-established metrics and considered the following results in determining the actual Team Performance score, overall IO funding, and awards for NEOs:

Team Performance Metrics	Weighting	2018 Target Performance	2018 Actual Performance	Actual vs. Target	Actual Payout %
Revenue ($MM)	25%	5,105	5,270	103.2%	181%
Operating Income ($MM)	25%	730	714	97.8%	95%
Working Capital (as a % of Revenue)	25%	17.2%	18.5%	+130bps	—%
			Team Performance Score:		92%
We delivered on our shareholder commitments as highlighted under “Business Performance in 2018” and exceeded our operating plan for the revenue performance metric. However, we fell short of our operating plan and did not meet the threshold for payout for the working capital performance. The performance above resulted in a Team Performance score and an overall Company IO funding of 92%.
The LDCC evaluated individual performance of the NEOs against pre-established objectives in determining the actual IO performance scores. For 2018, each NEO had specific individual performance goals which closely linked to the strategic priorities listed above under “Individual Performance Objectives” and included the following:

•	Attain or exceed 2018 internal stretch targets for revenue, operating income, and working capital;

•	Continue driving a growth culture and the strategic direction of the Company to become a customer solution provider;

•	Execute key elements of our “One Company” road map;

•	Further leadership development efforts and increase succession depth;

•	Drive business simplification and continuous improvement efforts to expand profit margins; and

•	Further improve safety focus and performance.
In February 2019, the LDCC determined the 2018 AIP payouts for all NEOs. Due to the performance in the working capital performance metric, the LDCC decided to reduce all NEOs' IO performance scores to zero. The following table summarizes the actual AIP awards paid to the NEOs in March 2019:

Name	Base Salary ($)	Target AIP Award (% of Salary)	Target Annual Incentive ($)	Range of Potential Payouts Based on Team & Individual Results ($)	Total Team & Individual Performance Score (%)	Actual AIP Payout ($)
Patrick K. Decker	1,030,000	120%	1,236,000	0 - 2,472,000	69%	852,840
E. Mark Rajkowski	637,000	80%	509,600	0 - 1,019,200	69%	351,620
Kenneth Napolitano	480,000	70%	336,000	0 - 672,000	69%	231,840
Colin R. Sabol	460,000	70%	322,000	0 - 644,000	69%	222,180
Claudia S. Toussaint	465,000	65%	302,250	0 - 604,500	69%	208,550

Xylem 2019 Proxy Statement	35

Long-Term Incentive Plan
Our Long-Term Incentive Plan ("LTIP") is designed to link an executive’s compensation to long-term shareholder value creation. The 2018 LTIP awards for NEOs included the following components:

Components	% of Award	Vesting Period	Rationale
PSUs	50%	Performance-based vesting that cliff vests at the end of three years.
Two balanced performance criteria (ROIC and relative TSR) provide strong pay-for-performance linkage. Cliff vesting supports long-term alignment with shareholder value and retention of the Company’s NEOs.

RSUs	25%	Time-based vesting in three annual installments.	Three-year vesting supports long-term alignment with shareholder value in conjunction with our stock ownership guidelines and retention of the Company’s NEOs.
Stock Options	25%	Time-based vesting in three annual installments.
Actual value materializes only if the share price appreciates over the stock options’ exercise price before the stock options expire. Supports share price performance and long-term alignment with shareholder value creation over the ten-year life of the option.

PSU awards underscore our pay-for-performance philosophy, provide alignment with key long-term financial metrics and strengthen the performance-based aspects of our executive officer compensation program. The LDCC also considers RSUs and stock options to be performance-based, at-risk pay because their value depends on stock price fluctuation. The mix and balance of LTIP awards were chosen based on the LDCC’s belief in performance-based compensation elements in the context of the Company’s business strategy as well as market trends and best practices. The target LTIP award value for each NEO is established each year to be generally in alignment with the market median value for long-term incentives.
For awards granted prior to November 2, 2017, to allow for tax deductibility under Section 162(m) of the Internal Revenue Code ("IRC") as in effect at the time of grant of such award, the LTIP design required the Company to reach a specific one-year Net Income ("NI") Target (for the grant year), which then allows for RSU vesting for NEOs (subject to continued employment) and a specific three-year NI Target, which then allows for the maximum PSU funding of 175% of the target number of shares, with actual PSU payouts below this maximum funding level based on the ROIC and TSR performance metrics described below. Beginning in 2018, the NI Target is no longer being imposed as the tax deductibility rules under Section 162(m) have changed.
Performance Share Units
PSUs are stock awards that are settled in shares of Xylem’s common stock subject to three-year cliff vesting and performance requirements. Key elements of the 2018 PSU awards were as follows:

•
50% of the PSUs were granted at target (100%) with actual payout (0%-175% of the target number of shares) contingent upon the achievement of a pre-set, three-year ROIC performance target. We believe ROIC is aligned with our efforts to build long-term value for shareholders by focusing on the effective allocation of capital. The ROIC performance target for the 2018-2020 performance cycle was set to be sufficiently challenging and aligned with the Company’s strategic plan and historical performance. Potential payout levels as a percentage of target based on actual performance are summarized below (results are interpolated between Minimum - Target and Target - Maximum):

Performance Level	2018-2020 ROIC*	Payout as a % of Target
Maximum	12.15%	175%
Target	11.4%	100%
Minimum	10.4%	0%
*Defined as the three-year average tax-effected adjusted earnings before interest and amortization divided by the thirteen-point (quarterly end) average adjusted invested capital.

36	Xylem 2019 Proxy Statement

•
50% of the PSUs were granted at target (100%) with actual payout (0%-175% of the target number of shares) based on three-year Xylem TSR relative to companies in the S&P 500 Index (excluding financial services companies). We believe TSR helps us to further align with shareholder interests, and along with ROIC, provides a balanced approach to address both internal and external performance. The potential payout levels (as a percentage of the target number of shares) based on actual performance are summarized below (results are interpolated between Threshold - Target and Target - Maximum):

Performance Level	2018-2020 Relative TSR Rank	Payout as a % of Target
Maximum	75th Percentile and Above	175%
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Below 25th Percentile	0%
The LDCC selected the companies in the S&P 500 Index (excluding Financial Services) as the benchmark for relative TSR in order to reflect the broader investment focus of our shareholders. Similar to the multiple broad-based compensation surveys in our compensation benchmarking, the S&P 500 is not a self-selected customized benchmark and provides a more comprehensive and relevant comparison for our stock price performance.

•	Earned PSUs will be settled in shares upon vesting.

•	Holders of PSUs do not have voting rights.

•	Dividend equivalents are accrued and paid in cash only if and to the extent PSUs vest.

•	If an employee resigns or is terminated prior to vesting, the PSUs are forfeited entirely.

•	If an employee retires, dies or becomes disabled, a prorated portion of the PSUs vests.

•
PSUs will vest in full (assuming target performance) upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

Status of 2016 PSU Award for Completed Performance Cycle in 2018

Performance Metric	Performance Level	Payout	Status
NI Target	3-year accumulative of$675 million		Maximum funding (175% of target number of shares) achieved due to actual adjusted net income ($1.3 billion) above the NI Target.
ROIC	Maximum: 11.6% Target: 11.3% Minimum: 10.5%	175% 100% 0%	175% of target shares were earned from this award due to above maximum performance (11.8%)
TSR	Maximum: 75th Percentile Target: 50th Percentile Threshold: 25th Percentile	175% 100% 25%	175% of target shares were earned from this award due to above maximum performance (91st percentile)
Restricted Stock Units
Restricted Stock Units are stock awards that are settled in shares of Xylem’s common stock subject to vesting requirements.
Key elements of the 2018 RSU awards were as follows:

•	RSUs awarded as part of the annual LTIP award vest in three equal annual installments.

•	RSUs will be settled in shares upon vesting.

•	Holders of RSUs do not have voting rights.

•	Dividend equivalents are accrued and paid in cash only upon vesting/settlement of the awards.

•	If an employee resigns or is terminated prior to vesting, the RSUs are forfeited entirely.

•	If an employee retires, a prorated portion of the RSUs vest and applicable dividends will be paid.

•	If an employee dies or becomes disabled, the RSUs vest in full.

•	RSUs will vest in full upon termination of employment by the Company without cause or by the employee for

Xylem 2019 Proxy Statement	37

good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.
Stock Options
Non-qualified stock options permit participants to purchase shares of Xylem’s common stock in the future at a price equal to the stock’s value on the date the stock options were granted, which is the stock option exercise price.
Key elements of the 2018 non-qualified stock option awards were as follows:

•	Stock options vest in three equal annual installments with a 10-year term and cannot be exercised prior to vesting.

•
If an employee resigns or is terminated prior to vesting, the unvested portions of the stock options are forfeited entirely. The vested portions of the stock options expire the earlier of three months following the termination date or the original expiration date.

•
If an employee retires, a pro-rated portion of the unvested portions of the stock options vests and remains exercisable until the earlier of three years following the retirement date or the original expiration date.

•
If an employee dies or becomes disabled, the unvested portions of the stock options vest in full and remain exercisable until the earlier of three years following the death or disability date or the original expiration date.

•
The unvested portion of the stock options will vest in full upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

Earnings Black-Out Period and Timing of Stock-Based Grants
The Company typically closes the window for insiders to trade in the Company’s securities in advance of, and for a period of time immediately following earnings releases, because the Company and insiders may be in possession of material non-public information. LTIP award decisions for NEOs are typically made at the annual first quarter meeting of the LDCC. LTIP awards may be granted at a time when the Company is in possession of material non-public information. However, the LDCC does not consider the possible possession of material non-public information when it determines the number, price or timing of LTIP awards granted. Rather, the LDCC uses market competitive data, individual performance and retention considerations when it grants equity awards under the LTIP. In general, LTIP awards are granted to NEOs, other executives, and Directors on the approval date. For new hire NEOs, LTIP awards are granted on the later of the LDCC approval date or the start of employment.
Additional Compensation Elements
The primary focus of our executive compensation program is on base salary, AIP and LTIP awards, but we also provide other limited benefits that are market-competitive and deemed necessary to attract, motivate and retain a high-quality management team.
Retirement and Benefit Plans
NEOs participate in the same retirement and benefit plans as the broader population of salaried employees, as applicable.

•
Retirement plans generally include the tax-qualified retirement savings plan, the non-qualified retirement savings plan, and the deferred compensation plans. We do not provide defined benefit retirement plans.

•	Benefit plans generally include group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance, and short- and long-term disability insurance.
Perquisites
The Company does not provide any perquisites to NEOs.
Severance Plan Arrangements
Xylem offers severance plan arrangements in order to provide transitional assistance to NEOs who are terminated from the Company either without cause or following a change of control. Xylem maintains two severance plans for its senior executives - the Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan. These plans are described in more detail in the “Potential Post-Employment Compensation” section.

38	Xylem 2019 Proxy Statement

Compensation Decision-Making Process
Role of the Leadership Development and Compensation Committee ("LDCC")
The LDCC is responsible for ensuring that our compensation program allows us to be effective in attracting, motivating and retaining top talent critical to our long-term success. The LDCC reviews management performance, succession planning, executive development and talent management programs and initiatives including diversity and inclusion on a regular and on-going basis. Their role includes providing overall direction of total rewards philosophy and overseeing the total rewards programs for our NEOs. The LDCC annually reviews NEOs’ compensation to ensure it properly aligns with the Company’s business objectives and maintains a strong link to shareholder value. During the first quarter of each year, the LDCC reviews annual performance for the prior year and approves compensation actions (currently in February) including payout of performance-based incentives for the prior year, base salaries, AIP targets and LTIP target awards for the current year. The LDCC also reviews tally sheets, which provide a comprehensive picture of an NEO’s total compensation and context for making pay decisions. The LDCC establishes the total compensation for NEOs after seeking input from management regarding individual executives’ performance. Decisions impacting the CEO’s compensation are determined solely by the LDCC based on performance against objectives and market benchmarking factors. The LDCC has oversight of the establishment and administration of executive benefit programs and severance policies. For a full discussion of LDCC authority and responsibilities, see the LDCC charter that is on our website at www.xyleminc.com, under "About Xylem', then “Investors” and then “Corporate Governance.”
Role of the Compensation Consultant
The LDCC has retained Pearl Meyer as its independent compensation consultant each year since 2011. In fiscal year 2018, Pearl Meyer only performed executive officer and Director compensation services at the direction of the LDCC. Prior to engaging Pearl Meyer each year, the LDCC reviews Pearl Meyer’s independence. The LDCC has determined that Pearl Meyer is independent and Pearl Meyer’s work does not raise any conflict of interest pursuant to the SEC and the NYSE rules. In 2018, at the request of the LDCC, Pearl Meyer attended all LDCC meetings and also met with the LDCC without management present. Pearl Meyer provided the LDCC with assessments of and recommendations on our executive compensation philosophy and program design, and assisted with the selection of our Peer Group. At the direction of the LDCC, Pearl Meyer also worked with management to review the results of the annual executive benchmarking exercise as well as the results of the benchmarking exercise of our Director compensation program. The LDCC has sole authority to retain and terminate the compensation consultant, and is directly responsible for overseeing and compensating the consultant.
Role of Management
Management routinely provides the LDCC with current and projected results of performance pay plans, and external data that the LDCC may consider in making decisions around total rewards for NEOs. At the request of the LDCC, Committee meetings are regularly attended by the CEO, the Chief Human Resources Officer and the Vice President of Total Rewards. Management is responsible for leading discussions about the Company’s performance, succession planning, leadership development and total rewards programs. The CEO makes recommendations to the LDCC regarding total compensation to be paid to the Company’s executive officers, other than himself, and decisions are made by the LDCC.

Xylem 2019 Proxy Statement	39

Additional Information
Change of Control Agreements
Our NEOs do not have stand-alone change of control agreements. However, many of the Company’s short-term and long-term incentive plans, severance arrangements and non-qualified deferred compensation plans provide additional or accelerated benefits in connection with a change of control. A description of these benefits is on page 46. The Company does not provide any tax gross-ups related to Section 280G of the IRC.
Consideration of Tax and Accounting Impacts
The LDCC annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the NEOs. Compensation paid to our executive officers (on or after January 1, 2018) in excess of $1 million is generally not deductible unless it qualifies for certain transition relief under the Tax Cuts and Jobs Act of 2017. While the Company monitors guidance in this area, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Committee may pay or provide compensation that is not tax deductible or is otherwise limited as to tax deductibility.
Clawback Policy
We have adopted a policy that provides for recoupment of both cash and equity performance-based compensation if our Board determines that an executive officer has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of financial statements previously issued by the Company. We intend to update our policy as necessary to comply with any final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act clawback requirements once they are effective.

40	Xylem 2019 Proxy Statement

2018 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation for our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Patrick K. Decker	2018	1,025,385	4,855,470	1,462,499	852,840	131,476	8,327,670
President and	2017	996,923	3,969,000	1,350,005	1,245,000	156,935	7,717,863
Chief Executive Officer	2016	975,384	4,012,540	1,250,001	1,005,480	138,660	7,382,065
E. Mark Rajkowski	2018	634,077	1,328,122	400,002	351,620	68,999	2,782,820
SVP and Chief Financial Officer	2017	615,231	1,102,475	374,997	506,760	78,539	2,678,002
	2016	461,538	1,430,075	374,999	330,300	55,429	2,652,341
Kenneth Napolitano	2018	480,000	829,921	250,003	231,840	49,829	1,841,593
SVP and President,	2017	446,050	661,429	225,003	336,000	54,744	1,723,226
AWS & ACT	2016	416,938	642,055	200,000	250,290	46,706	1,555,989
Colin R. Sabol	2018	468,846	829,921	250,003	222,180	48,372	1,819,322
SVP and President, MCS	2017	438,327	551,308	187,504	322,000	312,540	1,811,679
	2016	420,408	601,881	187,499	252,750	87,715	1,550,253
Claudia S. Toussaint	2018	463,000	663,936	199,992	208,550	47,009	1,582,487
SVP, General Counsel and	2017	448,692	551,308	187,504	293,800	51,974	1,533,279
Corporate Secretary	2016	427,346	521,654	162,504	253,240	47,641	1,412,385

(1)	Amounts in the “Salary” column represent the actual base salary earned by the NEOs in 2018.

(2)
Amounts in the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the PSU and RSU awards. Assuming the maximum performance is achieved for the 2018 PSU award, the maximum grant date fair value is $5,937,738 for Mr. Decker; $1,624,156 for Mr. Rajkowski; $1,014,907 for Mr. Napolitano; $1,014,907 for Mr. Sabol; and $811,925 for Ms. Toussaint. A discussion of the awards and assumptions used in calculating the 2018 values may be found in Note 16 to the Consolidated Financial Statements in the Company’s 2018 Annual Report on Form 10-K filed on February 22, 2019.

(3)
Amounts in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock option awards. A discussion of assumptions used in calculating the values of 2018 stock option awards may be found in Note 16 to the Consolidated Financial Statements in the Company’s 2018 Annual Report on Form 10-K filed on February 22, 2019.

(4)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent AIP awards earned for each performance year.

(5)	Amounts in this column represent items specified in the “All Other Compensation Table” below.

ALL OTHER COMPENSATION TABLE

Name	Company Contribution to Tax-Qualified Retirement Savings Plan ($)(a)	Company Contribution to Non-Qualified Retirement Savings Plan ($)(b)	Company Contribution to Deferred Compensation Plan ($)(c)	Total All Other Compensation ($)
Patrick K. Decker	19,250	112,226	—	131,476
E. Mark Rajkowski	19,250	49,749	—	68,999
Kenneth Napolitano	19,250	22,465	8,114	49,829
Colin R. Sabol	19,250	29,122	—	48,372
Claudia S. Toussaint	19,250	27,759	—	47,009

(a)	These amounts include contributions in fiscal year 2018 as well as contributions for the 2018 AIP award earned in 2018 and paid in 2019.

(b)
These amounts include contributions in fiscal year 2018 as well as contributions for the 2018 AIP award earned in 2018 and paid in 2019. Xylem contributions are unfunded and participants have access to the same investment funds available to participants in the tax-qualified retirement savings plan.

(c)	These amounts include contributions for the 2018 AIP award earned in 2018 and paid in 2019 to the participants under the Xylem Deferred Compensation Plan.

Xylem 2019 Proxy Statement	41

GRANTS OF PLAN-BASED AWARDS IN 2018
The following table provides information regarding equity and non-equity awards made to our NEOs during the year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick K.		0	1,236,000	2,472,000							—
Decker	2/21/18				0	19,453	34,043				1,462,477
	2/21/18				0	19,453	34,043				1,930,516
	2/21/18							19,453			1,462,477
	2/21/18								85,128	75.18	1,462,499
E. Mark		0	509,600	1,019,200							—
Rajkowski	2/21/18				0	5,321	9,312				400,033
	2/21/18				0	5,321	9,312				528,056
	2/21/18							5,321			400,033
	2/21/18								23,283	75.18	400,002
Kenneth		0	336,000	672,000							—
Napolitano	2/21/18				0	3,325	5,819				249,974
	2/21/18				0	3,325	5,819				329,973
	2/21/18							3,325			249,974
	2/21/18								14,552	75.18	250,003
Colin R.		0	322,000	644,000							—
Sabol	2/21/18				0	3,325	5,819				249,974
	2/21/18				0	3,325	5,819				329,973
	2/21/18							3,325			249,974
	2/21/18								14,552	75.18	250,003
Claudia S.		0	302,250	604,500							—
Toussaint	2/21/18				0	2,660	4,655				199,979
	2/21/18				0	2,660	4,655				263,978
	2/21/18							2,660			199,979
	2/21/18								11,641	75.18	199,992

(1)
Amounts reflect the annualized minimum, target and maximum payment levels, respectively, if an award payout is achieved under the 2018 AIP described under “Compensation Discussion and Analysis - Annual Incentive Plan.” These potential payments are based on achievement of specific performance metrics and are completely at risk.

The amount under Threshold shown is 0% of the Target amount, which is comprised of the Team Performance and Individual Performance components. Team Performance payouts begin at 50% of the Target amount if the Threshold payout level is met. If the Threshold payout level is not met, no award will be paid. Individual Performance payout ranges from 0% to 200%.

(2)
Amounts reflect the number of PSUs granted in 2018, which were determined using the closing price of Xylem stock on the respective grant dates. The 2018 annual awards vest in full at the end of the three-year restriction period following the grant date for normal annual grants - February 21, 2018 (“Annual Grant Date”), to the extent that they are earned based on pre-set ROIC and relative TSR performance goals and provided that the executive remains an employee as of the vesting date as described in “Compensation Discussion and Analysis - Elements of Our Compensation Program”.

(3)
Amounts reflect the number of RSUs granted in 2018, which were determined using the closing price of Xylem stock on the respective grant dates. The 2018 annual awards vest in three equal installments on each of the first, second, and third anniversaries of the Annual Grant Date provided that the executive remains an employee as of the vesting date.

(4)
Amounts reflect the number of stock options granted in 2018, which was determined using the binomial lattice value on the respective grant dates. These awards vest in three equal installments on each of the first, second, and third anniversaries of the Annual Grant Date provided that the executive remains an employee as of each vesting date. The options expire ten years after the Annual Grant Date.

(5)	The stock option exercise price equals the closing price of Xylem stock on the respective grant dates.

(6)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for PSU, RSU and stock option awards granted to the NEOs in 2018.

42	Xylem 2019 Proxy Statement

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END
The following table provides information regarding all outstanding stock options, unvested RSU and PSU awards held by each NEO as of December 31, 2018.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or other Rights that Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or other Rights that Have Not Vested ($)(4)
Patrick K. Decker	3/17/14	165,584	—	36.8100	2/25/24	49,195	3,282,290	282,612	18,855,873
	2/24/15	199,297	—	35.9600	2/24/25
	2/24/16	92,388	46,193	37.4700	2/24/26
	2/21/17	42,254	84,507	48.3300	2/21/27
	2/21/18	—	85,128	75.1800	2/21/28
E. Mark Rajkowski	5/5/16	26,698	13,755	41.5300	2/24/26	15,170	1,012,142	77,386	5,163,194
	2/21/17	11,737	23,474	48.3300	2/21/27
	2/21/18	—	23,283	75.1800	2/21/28
Kenneth Napolitano	3/5/10	17,999	—	30.0295	3/5/20	8,207	547,571	46,614	3,110,086
	3/3/11	17,527	—	32.3818	3/3/21
	11/7/11	46,140	—	24.6000	11/7/21
	3/2/12	32,662	—	26.6000	3/2/22
	3/1/13	30,909	—	27.4900	3/1/23
	2/25/14	23,824	—	38.7600	2/25/24
	2/24/15	27,902	—	35.9600	2/24/25
	2/24/16	14,782	7,391	37.4700	2/24/26
	2/21/17	7,043	14,084	48.3300	2/21/27
	2/21/18	—	14,552	75.1800	2/21/28
Colin R. Sabol	2/24/15	15,930	—	35.9600	2/24/25	7,579	505,671	42,732	2,851,079
	2/24/16	13,858	6,929	37.4700	2/24/26
	2/21/17	5,869	11,737	48.3300	2/21/27
	2/21/18	—	14,552	75.1800	2/21/28
Claudia S. Toussaint	2/24/15	21,923	—	35.9600	2/24/25	6,691	446,424	38,070	2,540,030
	2/24/16	12,011	6,005	37.4700	2/24/26
	2/21/17	5,869	11,737	48.3300	2/21/27
	2/21/18	—	11,641	75.1800	2/21/28

(1)	All stock option awards vest in three equal installments over the three-year period following the grant date.

(2)	The following table provides the vesting schedule for unvested stock options (vesting occurs on the applicable anniversary of the Annual Grant Date).

	Grant	Vesting Schedule (#)
Name	Date	2019	2020	2021
Patrick K. Decker	2/24/16	46,193	—	—
	2/21/17	42,254	42,253	—
	2/21/18	28,376	28,376	28,376
E. Mark Rajkowski	5/5/16	13,755	—	—
	2/21/17	11,737	11,737	—
	2/21/18	7,761	7,761	7,761
Kenneth Napolitano	2/24/16	7,391	—	—
	2/21/17	7,042	7,042	—
	2/21/18	4,851	4,851	4,850
Colin R. Sabol	2/24/16	6,929	—	—
	2/21/17	5,869	5,868	—
	2/21/18	4,851	4,851	4,850
Claudia S. Toussaint	2/24/16	6,005	—	—
	2/21/17	5,869	5,868	—
	2/21/18	3,881	3,880	3,880

Xylem 2019 Proxy Statement	43

(3)
Amounts reflect unvested RSUs. The following table provides the vesting schedule (generally occurs on the applicable anniversary of the grant date except for Mr. Rajkowski’s 2016 grant of 9,030 shares, which vests in three installments of 33%, 33% and 34% of total shares on the anniversary dates of February 24, 2016:

	Grant	Vesting Schedule (#)
Name	Date	2019	2020	2021
Patrick K. Decker	2/24/16	11,120	—	—
	2/21/17	9,311	9,311	—
	2/21/18	6,485	6,484	6,484
E. Mark Rajkowski	5/5/16	3,072	—	—
	5/5/16	1,605	—	—
	2/21/17	2,586	2,586	—
	2/21/18	1,774	1,774	1,773
Kenneth Napolitano	2/24/16	1,779	—	—
	2/21/17	1,552	1,551	—
	2/21/18	1,109	1,108	1,108
Colin R. Sabol	2/24/16	1,668	—	—
	2/21/17	1,293	1,293	—
	2/21/18	1,109	1,108	1,108
Claudia S. Toussaint	2/24/16	1,445	—	—
	2/21/17	1,293	1,293	—
	2/21/18	887	887	886

(4)	Market values were determined based on the Company’s closing stock price of $66.72 on December 31, 2018.

(5)
Amounts reflect the 2016 PSU awards that became vested in early 2019 with payout at 175% of target and 2017 and 2018 unvested PSUs estimated at 175% of target. The following table provides the vesting schedule (generally occurs on the applicable anniversary of the grant date except for Mr. Rajkowski’s 2016 grant, which vests on February 24, 2019):

	Grant	Vesting Schedule (#)
Name	Date	2019	2020	2021
Patrick K. Decker	2/24/16	116,760	—	—
	2/21/17	—	97,766	—
	2/21/18	—	—	68,086
E. Mark Rajkowski	5/5/16	31,606	—	—
	2/21/17	—	27,156	—
	2/21/18	—	—	18,624
Kenneth Napolitano	2/24/16	18,684	—	—
	2/21/17	—	16,292	—
	2/21/18	—	—	11,638
Colin R. Sabol	2/24/16	17,514	—	—
	2/21/17	—	13,580	—
	2/21/18	—	—	11,638
Claudia S. Toussaint	2/24/16	15,180	—	—
	2/2117	—	13,580	—
	2/21/18	—	—	9,310

OPTION EXERCISES AND STOCK VESTED IN 2018
The following table provides the values realized by our NEOs upon the exercise of Xylem stock options and the vesting of RSUs in 2018.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Patrick K. Decker	—	—	66,315	5,047,126
E. Mark Rajkowski	—	—	7,171	534,051
Kenneth Napolitano	—	—	9,755	742,240
Colin R. Sabol	11,017	480,679	13,007	945,551
Claudia S. Toussaint	—	—	7,787	592,439

(1)
This amount reflects number of shares acquired upon exercise of stock options multiplied by the difference between the Xylem stock price on the date of exercise and the exercise price of stock options.

(2)	These amounts reflect the value realized upon the vesting of RSUs based upon the closing price of Xylem stock on the date of vesting.

Xylem 2019 Proxy Statement	44

NON-QUALIFIED COMPENSATION FOR 2018
Xylem Deferred Compensation Plan
The Xylem Deferred Compensation Plan is a deferred compensation plan that permits eligible executives with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payments. Any AIP amounts deferred will be included in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.” Amounts deferred are unsecured general obligations of the Company and will rank with other unsecured and unsubordinated indebtedness of the Company.
Xylem Supplemental Retirement Savings Plan
The Xylem Supplemental Retirement Savings Plan (“SRSP”) was established to provide retirement benefits that cannot be paid from the qualified retirement savings plan due to the federal limits on the amount of benefits that can be paid and the amount of compensation that can be recognized under a tax-qualified retirement plan. These benefits are generally paid directly by Xylem. It is a non-qualified and unfunded plan with all amounts in the plan constituting a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the plan, are paid out of the general assets of the Company.
The table below shows the activity within the Xylem Deferred Compensation Plan and the SRSP (Non-Qualified Savings) for the NEOs for 2018.
2018 Non-Qualified Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Patrick K. Decker	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	112,226	(14,223)	—	529,827
	Total	—	112,226	(14,223)	—	529,827
E. Mark Rajkowski	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	49,749	(6,512)	—	119,104
	Total	—	49,749	(6,512)	—	119,104
Kenneth Napolitano	Deferred Compensation	115,920	8,114	(97)	—	230,166
	Non-Qualified Savings	—	22,465	4,301	—	218,884
	Total	115,920	30,579	4,204	—	449,050
Colin R. Sabol	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	29,122	(23,894)	—	261,012
	Total	—	29,122	(23,894)	—	261,012
Claudia S. Toussaint	Deferred Compensation	—	—	14,472	—	343,906
	Non-Qualified Savings	—	27,759	(6,926)	—	86,355
	Total	—	27,759	7,546	—	430,261

(1)
Amounts represent the deferred portion of the 2018 AIP, which was credited to NEOs’ account in 2019 and is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)
Amounts consist of the contributions to the participants under the Xylem Deferred Compensation Plan and SRSP for the 2018 AIP, which were credited to the NEOs’ accounts in 2019. These amounts are reflected in the Non-Qualified Retirement Savings Plan and Deferred Compensation Plan contribution columns in the “All Other Compensation Table” and are included in the “Summary Compensation Table.”

(3)	The Company does not provide preferential or above-market rates as defined in applicable SEC rules. As a result, the aggregate earnings are not included in the Summary Compensation Table.

(4)
The amounts represent account balances at 2018 fiscal year end and exclude contributions that were credited in 2018, but not actually contributed until after the end of the year. The aggregate balance for Deferred Compensation that has been reported to an NEO in the Summary Compensation Table for previous years since 2012 is $22,130 for Mr. Napolitano and $21,000 for Ms. Toussaint. The aggregate balance for SRSP that has been reported as compensation since 2012 is $566,962 for Mr. Decker; $146,267 for Mr. Rajkowski; $250,048 for Mr. Napolitano; $187,151 for Mr. Sabol; and $97,757 for Ms. Toussaint.

Xylem 2019 Proxy Statement	45

POTENTIAL POST-EMPLOYMENT COMPENSATION
The Potential Post-Employment Compensation table included in this section reflects the amounts of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including death, disability, termination without cause or termination in connection with a change of control. The severance plans listed below apply to the Company’s senior executives, including NEOs (unless provided otherwise below), as defined by Section 409A of the IRC. The severance plans do not allow for excise tax gross-ups and include a cap on severance benefits.
The amounts shown in the Potential Post-Employment Compensation tables are estimates, assuming that the triggering event was effective as of December 31, 2018, and include amounts which would be earned through such date (or that would be earned during a period of severance). The Company’s obligation to continue severance payments stops if the executive does not comply with the Xylem Code of Conduct or non-compete provisions. The amounts shown below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include: accrued salary and vacation pay; certain severance benefits as described below; and distributions of balances under the retirement savings plans.
Xylem Senior Executive Severance Pay Plan
The purpose of the Xylem Senior Executive Severance Pay Plan (“SESPP”) is to provide a period of transition following termination of employment for senior executives. The plan generally provides for severance payments if Xylem terminates a senior executive’s employment without cause. All NEOs are eligible to participate in this plan.
The amount of severance paid (“Severance Pay”) under this plan depends on the executive’s salary and years of service at the time of cessation. The plan typically provides 12 months of salary for up to three years of service and one additional month of salary for each additional year of service with a cap of 24 months. The Company will also provide continuation of health and life insurance benefits for the duration of the severance period.
Xylem Special Senior Executive Severance Pay Plan
The purpose of the Xylem Special Senior Executive Severance Pay Plan (“SSESPP”) is to provide compensation in the case of termination of a senior executive’s employment in connection with a change of control (as defined in our equity compensation plan). All NEOs are eligible to participate in this plan.
Under this plan, if an NEO (i) is terminated without cause in contemplation of a change of control that ultimately occurs; or (ii) is terminated without cause or resigns for good reason within two years after a change of control, the following will be provided:

Benefit	CEO and NEO Hired or Promoted Prior to May 1, 2012	NEO Hired or Promoted on or after May 1, 2012 (excluding CEO)
“Severance Pay” as a multiple of annual base salary and current actual AIP	3 Times	2 Times Target AIP for new hire without full-year AIP history
Continuation of Health and Life Insurance Benefits at the Same Level	3 Years	2 Years
Other Benefits	• Severance Pay times the current eligible percentage rate of Xylem’s contributions to applicable retirement savings plans • One year of outplacement services
In the event severance payments under the plan would constitute an “excess parachute payment” within the definition of Section 280G of the IRC, payments would be provided based on whichever option would provide a better after-tax benefit to the NEO:

•	the aggregate of all severance payments reduced so the present value of payments does not exceed the Safe Harbor Amount as defined by the IRC; or

•	the aggregate of all severance payments without a reduction.

46	Xylem 2019 Proxy Statement

Potential Post-Employment and Change of Control Compensation
The following table reflects the estimated amount of compensation payable to each of the Company’s NEOs upon termination of the NEO’s employment under various scenarios. The amounts shown are calculated using an assumed termination date effective as of December 31, 2018. Although the calculations are intended to provide reasonable estimates of the potential compensation payable upon termination, they are based on assumptions outlined in the footnotes and may not represent the actual amount payable if an eligible termination event were to occur.

Name	Death/ Disability ($ in millions)(1)	Termination Not For Cause ($ in millions)(2)	Change of Control Termination Not for Cause/ With Good Reason ($ in millions)(3)
Patrick K. Decker	7.5	4.6	23.4
E. Mark Rajkowski	2.1	0.7	7.0
Kenneth Napolitano	1.2	1.0	5.2
Colin R. Sabol	1.1	0.8	4.8
Claudia S. Toussaint	1.0	0.5	3.8

(1)
This is a potential lump-sum payment related to the acceleration of unvested equity awards which would have occurred if an NEO had died or become disabled as of December 31, 2018. Equity awards vest according to the terms described in “Our Executive Compensation Program - Long-term Incentive Plan”. The amounts shown reflect the market value of RSUs, PSUs (prorated based on actual performance), and unvested in-the-money stock options based on the Company’s December 31, 2018 closing price of $66.72.

(2)	The amounts shown consist of the following potential payments if an NEO had been terminated not for cause as of December 31, 2018:

a.
Severance Pay under the SESPP except for Mr. Decker, who would be paid an amount equal to two times the total of his current annual salary and average AIP payout for 2015-2017 performance years based on the severance arrangement included in his letter of agreement filed with our Quarterly Report on Form 10-Q on April 29, 2014. The amounts are paid in the form of periodic payments according to the regular payroll schedule over the severance period.

b.	The Company’s portion of health and life insurance premium paid monthly for the duration of the severance period under the SESPP.

(3)	The amounts shown consist of the following potential payments upon termination not for cause or with good reason within two years of change of control:

a.	Severance Pay under the SSESPP, which is paid in the form of periodic payments according to the regular payroll schedule over the severance period.

b.
A lump-sum payment for unvested equity awards that would vest according to the terms described in “Our Executive Compensation Program — Long-term Incentive Plan.” The amount reflects the market value of RSUs, PSUs (assuming 175% payout for the 2016 award and target performance for the 2018 and 2018 awards) and in-the-money stock options based on the Company’s December 31, 2018 closing price of $66.72.

c.	A lump-sum payment equal to Severance Pay times the then current eligible percentage for the Company’s contribution to the Xylem retirement savings plans as provided under the SSESPP.

d.	The Company’s portion of health and life insurance premiums under the SSESPP.

e.	A lump-sum payment equal to the cost of outplacement services for one year following the termination under the SSESPP.
CEO PAY RATIO
Mr. Decker’s total compensation for 2018 was $8.3 million as disclosed in the Summary Compensation Table. Our median employee’s annual total compensation was $49,549. As a result, the ratio of these amounts was 168:1.
The median of the annual total compensation for all our employees (excluding the CEO) was determined through the following process:

•	We identified the global employee population active as of December 31, 2018. This included all full-time, part-time, temporary and seasonal workers.

•
To identify the median employee, we used the following consistently applied compensation measure for 2018: salary, annual incentive, commission, bonus, overtime pay and grant date fair value of long-term incentive award. For regular full-time and part-time employees (other than temporary, seasonal or other non-permanent employees) who were not employed for the full year 2018, compensation was annualized.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Xylem 2019 Proxy Statement	47

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information related to the shares of Xylem common stock that may be issued under equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders (1)	3,209,091(2)	$43.08(3)	6,363,371
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	3,209,091	$43.08(3)	6,363,371

(1)	Includes the Xylem 2011 Omnibus Incentive Plan and ITT 2003 Equity Incentive Plan.

(2)	The amount includes 2,125,125 shares of stock options, 537,143 shares underlying restricted stock and RSUs, and 546,823 shares underlying PSUs at target.

(3)	Represents weighted average exercise price of outstanding stock options only.

INFORMATION ABOUT VOTING
Who is entitled to vote? You can vote if you owned shares of Xylem’s common stock as of the close of business on March 18, 2019, the record date. On the record date 179,853,822 shares of Xylem common stock were outstanding. Each share is entitled to one vote.
What is the difference between a registered owner and a beneficial owner? If the shares you own are registered in your name directly with our transfer agent, Wells Fargo Shareholder Services, you are the “registered owner” and the shareholder of record with respect to those shares.
If the shares you own are held in a stock brokerage account, bank, one of Xylem’s savings plans or by another holder of record, you are considered the “beneficial owner”. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form they provided or by following their instructions for voting by telephone or on the Internet.
How do I vote? We encourage you to vote as soon as possible, even if you plan to attend the meeting in person.

•	If you are a registered owner, you can vote either in person at the Annual Meeting or by proxy.

•
If you are a beneficial owner, you can vote by submitting voting instructions to your bank, broker, trustee or other nominee. If you are a beneficial owner and would like to vote in person at the Annual Meeting, you will need to obtain a written proxy, executed in your favor, from the shareholder of record (your bank or broker).

•	If your shares are held through one of Xylem’s savings plans, you can vote by submitting voting instructions to your plan trustee. Your shares cannot be voted in person at the Annual Meeting.
If you choose to vote by proxy, you can do so in one of three ways:

By Internet	By Telephone	By Mail
www.proxyvote.com	1-800-690-6903 (United States and Canada only)	Mark, date and sign your proxy card or voting instruction form and return it in envelope provided
Can I vote by filling out and returning the Notice of Internet Availability of Proxy Materials? No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it.
How will my shares be voted at the Annual Meeting? If you decide to vote by proxy at the Annual Meeting, the persons indicated on your proxy card or voting instruction form (the “proxies”) will vote your shares in accordance with your instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by our Board of Directors. If any other matters not described in this Proxy Statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

48	Xylem 2019 Proxy Statement

Can I revoke my proxy? You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or by casting a new vote on the Internet or by telephone. You can also send a written notice of revocation to our Corporate Secretary at the address listed on the Notice of the Annual Meeting. You can also revoke your proxy by voting in person at the Annual Meeting. If you are a registered owner, you can vote your shares in person at the Annual Meeting. If you are a beneficial owner, you will need to first obtain a written proxy executed in your favor from your record holder (bank or broker) to be able to vote in person at the Annual Meeting.
What is a quorum for the Annual Meeting? A quorum is required in order to hold a valid meeting. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy. Under Indiana law, where the Company is incorporated, broker non-votes and abstentions do not affect the determination of whether a quorum is present.
What is broker discretionary voting? Under NYSE rules, brokerage firms may vote in their discretion on certain routine matters on behalf of beneficial owners who have not provided voting instructions. In contrast, brokerage firms are not permitted to vote in their discretion on non-routine matters. Of the matters to be voted on at the Annual Meeting as described in this Proxy Statement, only Proposal 2, the ratification of the appointment of the independent auditor, is considered to be “routine,” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.
What are the voting requirements to elect the directors and to approve the proposals to be voted on at the Annual Meeting?

Proposal	Vote Required (1)	Broker Discretionary Voting Allowed	Board Recommendation
Election of Directors	Majority of votes cast. Votes cast “for” a director must exceed the votes cast “against” that director	No	FOR
Ratification of the appointment of Deloitte & Touche LLP for 2019	Votes cast “for” the proposal must exceed votes cast “against” the proposal	Yes	FOR
Advisory vote to approve named executive officer compensation	Votes cast “for” the proposal must exceed votes cast “against” the proposal	No	FOR
Shareholder Proposal: Special Shareholder Meeting Improvement	Votes cast “for” the proposal must exceed votes cast “against” the proposal	No	AGAINST
(1) Abstentions and broker non-votes are not considered as votes cast and will have no effect on the vote outcome for these matters.
What if a director nominee fails to be elected by a majority? Our By-laws provide that in uncontested elections, any director nominee who fails to be elected by a majority, but who also is a director at the time, shall promptly provide a written resignation, as a holdover director, to the Chair of the Board or the Corporate Secretary. Our Nominating and Governance Committee will promptly consider the resignation and all relevant facts and circumstances concerning any vote, and the best interests of the Company and our shareholders, and will make a recommendation as to whether the Board should accept such resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.
Who counts the votes? Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and an agent of Broadridge will act as one of our Inspectors of Election for the Annual Meeting. The other Inspector of Election will be an employee of the Company.
Who will pay for the costs of this proxy solicitation? Xylem will pay the cost incurred in connection with the solicitation of proxies. We have engaged Morrow Sodali LLC to assist with the solicitation of proxies for a fee of $10,000. In addition, we may reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our Directors, officers and employees also may solicit proxies in person, by mail, by telephone or through electronic communications. They will not receive any additional compensation for these activities.
How do I vote if I am a participant in one of Xylem’s employee savings plans? If you participate in any of the Xylem savings plans for employees, your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions. The trustee will vote the savings plan shares for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares in the same savings plan for which the trustee

Xylem 2019 Proxy Statement	49

receives voting instructions. Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy at the Annual Meeting. Xylem plan participants should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, at 51 Mercedes Way, Edgewood, New York 11717, or vote by telephone or the Internet. Instructions for shares in Xylem savings plan accounts must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 12, 2019.
I participate in the Xylem savings plan and I am a shareholder of record of shares of Xylem common stock. How many proxy cards will I receive? You will receive only one proxy card. Your Xylem savings plan shares and any shares you own as the shareholder of record will be set out separately on the proxy card.
How many shares are held by participants in the Xylem employee savings plans? As of the close of business on March 18, 2019, the record date, Fidelity Investments, the trustee of the Company stock in the Xylem employee savings plans, held 326,012 shares of Xylem common stock (approximately 0.18% of the outstanding shares).
Where can I find the voting results? Preliminary results will be reported at the Annual Meeting. We will report final results in a filing with the Securities and Exchange Commission (“SEC”) on Form 8-K.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with SEC rules, we are using the Internet as our primary means of providing proxy materials to shareholders. Because we are using the Internet, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials, including our Proxy Statement and 2018 Annual Report, and voting via the Internet. We expect to mail the Notice and to begin mailing our proxy materials on or about April 2, 2019.
Electronic Delivery of Proxy Materials. If you received a paper copy of this Proxy Statement and would like to receive future proxy statements and annual reports electronically, you can submit your request at www.proxyvote.com, the Internet voting site hosted by Broadridge. Registering for electronic delivery enables you to receive Xylem’s Annual Report and Proxy Statement more quickly and to access them at your convenience, while conserving natural resources and lowering printing and mailing costs.
We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.xyleminc.com) and click on "About Xylem“ and then click on "Access Financial Information” under the “Investors” heading, and then click on “SEC Filings.” Copies of our Annual Report on Form 10-K for the year ended December 31, 2018, including financial statements and schedules, are also available without charge to shareholders by writing to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573.
HOUSEHOLDING – REDUCE DUPLICATE MAILINGS
To reduce duplicate mailings, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareholders who have the same address and same last name and who do not participate in electronic delivery or Internet access of proxy materials, will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue to receive individual copies. By reducing duplicate mailings, we are able to conserve natural resources and lower the costs of printing and distributing our proxy materials.
If you are currently receiving multiple copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution if you are a beneficial owner. If you are a registered owner, you may contact us by writing to our Corporate Secretary or by emailing investor.relations@xyleminc.com.
Each shareholder who participates in householding will continue to receive a separate proxy card or Notice. Your consent to householding is perpetual unless you revoke it. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, please contact Broadridge, either by calling toll-free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

50	Xylem 2019 Proxy Statement

2020 SHAREHOLDER PROPOSALS
Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”), shareholder proposals must be submitted in accordance with SEC Rule 14a-8 and must be received by our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573 by no later than the close of business on December 4, 2019.
Director Nominations for Inclusion in our Proxy Materials (Proxy Access). In 2016 we amended our By-laws to permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of Xylem common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to 20% of our existing Board or two nominees, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the requirements in our By-laws. Under our By-laws, notice of proxy access director nominees must be received by our Corporate Secretary at the address noted above no earlier than the close of business on November 4, 2019, and no later than the close of business on December 4, 2019. In the event that the date of the 2020 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 150 calendar days prior to the 2020 Annual Meeting and (ii) not later than 120 calendar days prior to the 2020 Annual Meeting or 10 calendar days following the date on which public announcement of the 2020 Annual Meeting is first made, whichever is later.
Director Nominations and Other Proposals to be Brought Before the 2020 Annual Meeting of Shareholders. Under our By-laws, if a shareholder wishes to present other business or nominate a director candidate directly at the 2020 Annual Meeting, rather than for inclusion in our proxy statement, a timely notice of such business or nomination must be received by our Corporate Secretary at the address noted above no earlier than the close of business on December 4, 2019 and no later than the close of business on January 3, 2020. In the event that the date of the 2020 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 120 calendar days prior to the 2020 Annual Meeting and (ii) not later than 90 calendar days prior to the 2020 Annual Meeting or 10 calendar days following the date on which public announcement of the 2020 Annual Meeting is first made, whichever is later. Such notice must comply with the requirements of our By-laws. SEC rules permit management to vote proxies at its discretion in certain cases if the shareholder does not comply with the advance notice provisions of our By-laws.

XYLEM INC. 1 INTERNATIONAL DRIVE RYE BROOK, NEW YORK 10573
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM (ET) the day before the Annual Meeting. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do not need to mail back your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21161-P90325	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

XYLEM INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSAL 4
Vote on Directors
1.	Election of eleven members of the Xylem Inc. Board of Directors.
Vote on Proposals
	Nominees:		For	Against	Abstain			For	Against	Abstain
	1a	Jeanne Beliveau-Dunn	☐	☐	☐	2	Ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2019.	☐	☐	☐
	1b	Curtis J. Crawford, Ph.D.	☐	☐	☐
	1c	Patrick K. Decker	☐	☐	☐	3	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
	1d	Robert F. Friel	☐	☐	☐
	1e	Jorge M. Gomez	☐	☐	☐
	1f	Victoria D. Harker	☐	☐	☐
	1g	Sten E. Jakobsson	☐	☐	☐
	1h	Steven R. Loranger	☐	☐	☐		THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4
	1i	Surya N. Mohapatra, Ph.D	☐	☐	☐			For	Against	Abstain
	1j	Jerome A. Peribere	☐	☐	☐	4	Shareholder proposal to lower threshold for shareholders to call special meetings from 25% to 10% of Company stock, if properly presented at the meeting.	☐	☐	☐
	1k	Markos I. Tambakeras	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)							Please indicate if you plan to attend this Meeting		☐	☐
									Yes	No

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

ADMISSION TICKET
Annual Meeting of Shareholders
Wednesday, May 15, 2019, 11:00 a.m. (ET)
Xylem Headquarters
1 International Drive
Rye Brook, NY 10573
If you plan to attend the Annual Meeting, please bring this Admission Ticket with you.
Note: If you plan to attend the Annual Meeting of Shareholders, please indicate your intention by marking the appropriate box on the attached proxy card and please bring a proper form of identification. For directions, please call 914-323-5700. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.
SEC PROXY ACCESS NOTICE
Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on Wednesday, May 15, 2019 at 11:00 a.m. (ET) at Xylem Headquarters, 1 International Drive, Rye Brook, NY 10573: The proxy materials for Xylem Inc.’s 2019 Annual Meeting of Shareholders, including the 2018 Annual Report and 2019 Notice and Proxy Statement are available on the Internet at www.proxyvote.com.
_ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _
E21162-P90325

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XYLEM INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2019.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Kelly O'Shea and Claudia Toussaint, or either of them, each with full power of substitution as proxies, to vote all shares of Xylem Inc. common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

For participants in a Xylem Retirement Savings Plan:
Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem Inc. shares credited to their savings plan account and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). Participants under these plans should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, or vote by Phone or Internet. Instructions must be received by Broadridge before 11:59 p.m. (ET), on May 12, 2019. The trustee of the savings plan will vote Undirected Shares in the same proportion as the shares for which directions are received from participants, in the same savings plan, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone or Internet, or by signing and returning this voting instruction card, you direct the trustee of the savings plan to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be dated and signed on the reverse side.)